Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TRANSOM Axis AcquireCo, LLC,

TRANSOM Axis MergerSub, Inc.

and

SIGMATRON INTERNATIONAL, INC.

Dated as of May 20, 2025

-i-

-ii-

Annex 1	Offer Conditions
Schedule 1	Knowledge of Parent
Exhibit A	Form of Tender and Support Agreement

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 20, 2025 (this “Agreement”), is by and among Transom Axis AcquireCo, LLC, a Delaware limited liability company (“Parent”), Transom Axis MergerSub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and SigmaTron International, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be extended or amended from time to time as permitted under, or required by, this Agreement, the “Offer”), to acquire each share of Common Stock (each, a “Share”) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, for $3.02 per share, net to the holder of such Share in cash, without interest (as such amount may be amended or adjusted in accordance with the terms of this Agreement, the “Offer Price”), upon the terms and subject to the conditions of this Agreement;

WHEREAS, following the consummation of the Offer, upon the terms and subject to the conditions of this Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned (direct or indirect) Subsidiary of Parent, and pursuant to the Merger, each Share that is not validly tendered and irrevocably accepted for payment pursuant to the Offer (except as otherwise provided herein) will be converted into the right to receive the Offer Price, net to the holder of such Share in cash, without interest;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously, by resolutions duly adopted at a meeting of the directors of the Company duly called and held, (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, (c) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (d) resolved to recommend that the stockholders of the Company tender their Shares to Merger Sub pursuant to the Offer, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the boards of directors of each of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Parent and Merger Sub, respectively, (b) declared it in the best interests of and advisable for Parent and Merger Sub, respectively, to enter into this Agreement, and (c) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has duly executed and delivered a written consent adopting this Agreement, to be effective by its terms immediately following the execution of this Agreement (the “Merger Sub Consent”);

WHEREAS, the Company, Parent and Merger Sub acknowledge and agree that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to the satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time;

WHEREAS, Parent, Merger Sub and the Company desire to (a) make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (b) prescribe certain conditions with respect to the consummation of the Offer and the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company an equity commitment letter (the “Equity Commitment Letter”), dated as of the date hereof, between Parent and the Equity Investor, and pursuant to which the Equity Investor has committed to invest in Parent, directly or indirectly, cash amounts set forth therein, on the terms and subject to the conditions set forth in the Equity Commitment Letter;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company a limited guarantee (the “Guarantee”) of the Equity Investor in favor of the Company, dated as of the date hereof, and pursuant to which the Equity Investor has guaranteed payment of certain of Parent’s and Merger Sub’s obligations under this Agreement in an aggregate amount up to the Parent Liability Limit, on the terms and subject to the conditions set forth in the Guarantee; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company have entered into tender and support agreements with Parent and Merger Sub, each substantially in the form attached hereto as Exhibit A (each, a “Support Agreement”), pursuant to which, among other things, such stockholders have agreed to tender their respective Shares into the Offer, on the terms and subject to the conditions set forth in such stockholders’ respective Support Agreements.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

Article 1
THE OFFER

Section 1.1  The Offer.

(a)  Commencement of the Offer. Subject to the terms and conditions of this Agreement, and provided that (i) this Agreement shall not have been terminated in accordance with Article 8 and (ii) the Company shall have timely provided all information required to be provided by it pursuant to Section 1.1(e) and Section 1.2(b), no later than twenty (20) Business Days after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase any and all of the outstanding Shares, other than Excluded Shares, at a price per Share equal to the Offer Price, net to the holder of such Share in cash, without interest and subject to any withholding of Tax in accordance with Section 3.2(c)(iii), all upon the terms and subject to the conditions set forth in this Agreement.

(b)  Terms and Conditions of the Offer. The obligations of Merger Sub to (and of Parent to cause Merger Sub to) accept for purchase, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject to the prior satisfaction or waiver (to the extent permitted under applicable Laws) of the conditions set forth in Annex 1 (collectively, the “Offer Conditions”), and no other conditions. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition (as defined in Annex 1), the Termination Condition (as defined in Annex 1) and the other Offer Conditions. Merger Sub expressly reserves the right to, at any time, (i) increase the amount of cash constituting the Offer Price, (ii) waive any Offer Condition (to the extent permitted under applicable Laws) and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company, Parent and Merger Sub shall not (A) decrease the Offer Price (other than an adjustment made pursuant to Section 1.1(g)), (B) change the form of consideration payable in the Offer (provided that nothing herein shall limit the ability of Parent and Merger Sub to increase the cash consideration payable in the Offer), (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose additional conditions to the Offer other than the Offer Conditions, (E) amend, modify or waive the Minimum Condition, (F) amend, modify or supplement any of the Offer Conditions in a manner that adversely affects any holder of Shares in its capacity as such, (G) withdraw or terminate the Offer or extend or otherwise change the Expiration Date, in each case, except as otherwise required or expressly permitted herein, or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(c)  Expiration and Extension of the Offer. The expiration date and time of the Offer, as the same may be extended from time to time in accordance with the terms of this Agreement, is herein referred to as the “Expiration Date”. The initial Expiration Date shall be one minute after 11:59 p.m. Central Time on the date that is twenty (20) Business Days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) following the date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act (the “Offer Commencement Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Article 8: (i) if, as of the then-scheduled Expiration Date, any of the Offer Conditions (other than the Minimum Condition and any such conditions that by their nature are to be satisfied at the Expiration Date (provided, that such other Offer Conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) is not satisfied (unless such other Offer Condition is waivable by Merger Sub or Parent and has been validly waived), Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer and the Expiration Date for additional periods of up to ten (10) Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension, to permit such Offer Condition to be satisfied; (ii) if, as of the then-scheduled Expiration Date, each of the Offer Conditions (other than the Minimum Condition, and other than any other Offer Conditions that by their nature are to be satisfied at the Expiration Date (provided, that such other Offer Conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) has been satisfied or waived (to the extent such other Offer Condition is waivable by Merger Sub or Parent and has been validly waived) and the Minimum Condition has not been satisfied, then Merger Sub may, and, at the request in writing of the Company, Merger Sub shall, extend the Offer and the Expiration Date for additional periods of up to ten (10) Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension; provided, however, that in no event shall Merger Sub be required to extend the Offer and the Expiration Date pursuant to this clause (ii) for more than thirty (30) Business Days in the aggregate; (iii) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer and the Expiration Date from time to time for any period required by applicable Law, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; and (iv) if, as of the then-scheduled Expiration Date, the Minimum Condition is satisfied but one or more of the other Offer Conditions (other any such conditions that by their nature are to be satisfied at the Expiration Date (provided, that such other Offer Conditions would be capable of being satisfied or validly waived were the Expiration Date to occur at such time)) is not satisfied (unless such other Offer Condition is waivable by Merger Sub or Parent and has been validly waived), Merger Sub may, and Parent may cause Merger Sub to, extend the Offer; provided, however, that, notwithstanding the foregoing clauses (i), (ii) and (iii), in no event shall Merger Sub (A) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of this Agreement in accordance with Article 8 and (y) one (1) Business Day prior to the Termination Date (such earlier occurrence, the “Extension Deadline”) or (B) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(d)  Termination of Offer. In the event that this Agreement is validly terminated pursuant to Article 8, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in no event more than one (1) Business Day after such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated in accordance with the terms of this Agreement, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Laws, all tendered Shares to the registered holders thereof.

(e)  Offer Documents. Provided that this Agreement shall not have terminated in accordance with Article 8 and the Company shall have timely provided any information required to be provided pursuant to this Section 1.1(e) and Section 1.2(b), on the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC, in accordance with Exchange Act Rule 14d-3, a tender offer statement on Schedule TO with respect to the Offer (together with any exhibits, amendments or supplements thereto, the “Offer Documents”) that will contain or incorporate by reference the Offer to Purchase, form of the related letter of transmittal and summary advertisement, and (ii) cause the Offer to Purchase and related documents to be disseminated to the Company Stockholders as and to the extent required by applicable Laws. Parent and Merger Sub agree that they shall cause the Offer Documents filed by either Parent or Merger Sub with the SEC to (x) comply in all material respects with the Exchange Act and other applicable Laws and (y) on the date first filed with the SEC and on the date first disseminated to the Company Stockholders, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant or representation is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to use reasonable best efforts to promptly cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. The Company hereby consents to the inclusion of the Recommendation in the Offer Documents. The Company shall promptly furnish or otherwise make available to Parent and Merger Sub or Parent’s legal counsel all information concerning the Company, the Company’s Subsidiaries and the Company Stockholders required under the Exchange Act or reasonably requested in connection with any action contemplated by this Section 1.1(e). Except after a Change of Recommendation or in response to any disclosures made by the Company in compliance with Section 6.4, the Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable consideration to any such comments made by the Company or its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Except after a Change of Recommendation, Parent and Merger Sub agree to provide the Company and its counsel as soon as reasonably practicable with any comments (including oral comments) Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments (including oral comments).

(f)  Funds. On the terms and conditions of this Agreement and the Offer, Parent shall provide or cause to be provided to Merger Sub, at or prior to the Effective Time and on a timely basis at all times thereafter, the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

(g)  Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding shares of Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification or other similar transaction, then the Offer Price shall be appropriately and proportionately adjusted, and such adjustment to the Offer Price shall provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action.

(h)  Acceptance. Subject only to the satisfaction or, to the extent waivable by Merger Sub or Parent, waiver by Merger Sub or Parent of each of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) (i) promptly, and in no event later than 9:00 a.m. Central Time one (1) Business Day after the Expiration Date, irrevocably accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (ii) promptly after the Expiration Date (and in any event within three (3) Business Days after the Expiration Date) pay for such Shares.

Section 1.2  Company Actions.

(a)  Schedule 14D-9. As promptly as practicable on the Offer Commencement Date, concurrently with the filing of the Offer Documents, the Company shall (i) file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the Recommendation and include the fairness opinion of the Company’s financial advisor and the notice and other information required by Section 262(d)(2) of the DGCL and (ii) cause the Schedule 14D-9 and related documents to be disseminated to the Company Stockholders as and to the extent required by applicable Laws, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to (x) comply in all material respects with the Exchange Act and other applicable Laws and (y) on the date first filed with the SEC and on the date first disseminated to the Company Stockholders, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant or representation is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to use reasonable best efforts to promptly cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws; provided, however, that no covenant or representation is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9. Except with respect to any amendments filed after a Change of Recommendation, Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel all information concerning Parent or Merger Sub that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable), and the Company shall give reasonable consideration to any such comments made by Parent or its counsel. The Company agrees to provide Parent and its counsel as soon as practicable with any comments (including oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments (including oral comments).

(b)  Stockholder Lists. The Company shall (and shall cause its transfer agent to) promptly after the date hereof (but in no event more than ten (10) Business Days after the date of this Agreement), and from time to time thereafter as reasonably requested, furnish Parent and Merger Sub with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders or non-objecting beneficial owners of Common Stock and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date (including lists of non-objecting beneficial owners), and shall promptly provide to Parent, Merger Sub or their Representatives such additional information (including updated lists of stockholders, mailing labels and lists and files of securities positions) and such other assistance as Parent, Merger Sub or their respective Representatives may reasonably request from time to time in connection with the Offer and the Merger (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than ten (10) Business Days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and their Representatives shall hold in confidence in accordance with the Confidentiality Agreement the information contained in any such labels, listings and files.

(c)  Share Registry. The Company shall register (and shall cause its transfer agent to register) the transfer of the Shares accepted for payment by Merger Sub effective immediately after the Offer Acceptance Time.

Article 2
THE MERGER

Section 2.1  The Merger. As soon as practicable after the Offer Acceptance Time and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL (including Section 251(h) thereof), at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct wholly owned Subsidiary of Parent. The Merger shall be governed by Section 251(h) of the DGCL and shall be effected without a vote on the adoption of this Agreement by the stockholders of the Company.

Section 2.2  Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable after (and in no event later than the first (1st) Business Day after) the Offer Acceptance Time, subject to the satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or permitted waiver of such conditions at the Closing), by means of a virtual closing through electronic exchange of documents and signatures, or at such other place, time and date as the Company and Parent may mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3  Effective Time. Subject to the provisions of this Agreement, at the Closing, or on such other date as Parent and the Company may mutually agree in writing to, the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, and the Company, Parent and Merger Sub shall make all other filings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be mutually agreed in writing by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4  Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.5  Organizational Documents of the Surviving Corporation. At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Company, as amended and in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name as “SigmaTron International, Inc.”. In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name as “SigmaTron International, Inc.”, and as so amended and restated shall be the by-laws of the Surviving Corporation until thereafter changed or amended in accordance with the certificate of incorporation of the Surviving Corporation or as provided therein or by applicable provisions of the DGCL and other applicable laws.

Section 2.6  Directors of the Surviving Corporation. The directors of the Company as of immediately prior to the Effective Time, shall, by or before the Effective Time, (a) deliver to the Company conditional resignations to be effective by their terms upon the Effective Time and (b) adopt resolutions of the Company Board filling the vacancies resulting from such resignations with designees of Parent, which designees shall hold office as directors of the Surviving Corporation, from and after the Effective Time, in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation, until their respective successors have been duly elected or appointed and are qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.7  Officers of the Surviving Corporation. The officers of Merger Sub as of immediately prior to the Effective Time, shall, as of the Effective Time, be the initial officers of the Surviving Corporation and shall hold office, from and after the Effective Time, in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation, until their respective successors have been duly elected or appointed and are qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Article 3
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1  Effect on Capital Stock.

(a)  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company or Merger Sub:

(i)  Conversion of Common Stock. Each Share that is issued and outstanding immediately prior to the Effective Time, but excluding Excluded Shares and Dissenting Shares, shall be converted automatically into the right to receive $3.02 per Share in cash (the “Merger Consideration”), payable net to the holder, without interest, subject to any withholding of Taxes required by applicable Law and withheld as provided in Section 3.2(c)(iii). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1(a) shall be automatically cancelled upon the conversion thereof and shall cease to exist, and the holders of Book-Entry Shares or Certificates that immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration, without interest, upon surrender of Book-Entry Shares or Certificates in accordance with Section 3.2.

(ii)  Treatment of Excluded Shares. Each Share that is owned by the Company (as treasury stock or otherwise) or directly owned by Parent or Merger Sub immediately prior to the Effective Time (“Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each Share that is owned by any wholly owned Subsidiary of Parent (other than Merger Sub) immediately prior to the Effective Time shall automatically be converted into such number of shares of common stock of the Surviving Corporation such that each such Subsidiary shall own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time (each such Share, together with the Cancelled Shares, the “Excluded Shares”).

(iii)  Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (other than the Shares (if any) converted into shares of common stock of the Surviving Corporation pursuant to the last sentence of Section 3.1(a)(ii)). From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)  Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) and that are held by holders of such Shares who have not tendered their Shares and are entitled to and have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such Shares held by any such holder (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall only be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until any such holder fails to perfect or effectively withdraws, waives or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws, waives or loses such rights, such Dissenting Shares will thereupon be no longer considered Dissenting Shares under this Agreement and will be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares in accordance with Section 3.1(a)(i). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any withdrawals of any such demands, and to the extent permitted by applicable Law, Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle, any such demands, waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or agree to do any of the foregoing.

(c)  Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class of shares, or any other change in the outstanding Shares shall occur, by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such change.

Section 3.2  Exchange of Certificates.

(a)  Depositary Agent and Paying Agent. Prior to the Offer Acceptance Time, Parent or Merger Sub shall enter into an agreement, in form and substance reasonably acceptable to the Company, with a with a U.S. bank or trust company mutually agreed by Parent and the Company (the “Paying Agent Agreement”), to act as agent for the Company Stockholders in connection with the Offer and the Merger for the holders of Shares to receive the aggregate Offer Price to which the holders of such Shares shall become entitled to pursuant to Section 1.1(h) (the “Depositary Agent”) and for the holders of Shares to receive the aggregate Merger Consideration to which the holders of such Shares shall become entitled pursuant to Section 3.1(a) (the “Paying Agent”).

(b)  Exchange Fund. On the terms and conditions set forth in this Agreement, at or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, on behalf of Merger Sub, by wire transfer of immediately available funds, (i) with the Depositary Agent, an amount in cash equal to the aggregate Offer Price to which the holders of Shares shall become entitled to pursuant to Section 1.1(h), for payment to the Company Stockholders pursuant to Section 1.1(h), other than Excluded Shares and Dissenting Shares, and (ii) with the Paying Agent, an amount of cash equal to the aggregate Merger Consideration to which the holders of Shares shall become entitled to pursuant to Section 3.1(a), for payment to the Company Stockholders pursuant to Section 3.2(c), other than Excluded Shares and Dissenting Shares (the deposited funds described in the foregoing clauses (i) and (ii), collectively, the “Exchange Fund”).

(c)  Payment Procedures.

(i)  As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Closing Date, Parent shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares that were converted into the right to receive the Merger Consideration at the Effective Time pursuant to Section 3.1(a), (A) with respect to any such Shares that, immediately prior to the Effective Time, were represented by certificates (“Certificates”), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent and the Company may mutually reasonably agree), and (B) with respect to any such Shares, whether represented by Certificates or non-certificated Shares represented by book-entry (“Book-Entry Shares”), instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, in exchange for the Merger Consideration.

(ii)  Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) shall be entitled to receive in exchange therefor an amount in cash equal to the product of (x) the number of Shares (other than the Excluded Shares and Dissenting Shares) represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) and (y) the Merger Consideration. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the Paying Agent shall issue and deliver to each holder of Book-Entry Shares (other than Excluded Shares and Dissenting Shares) a check or wire transfer for an amount in cash (and, in the case of holders of Book-Entry Shares (other than the Excluded Shares and Dissenting Shares) held through The Depository Trust Company, pay and deliver to the Depository Trust Company or its nominees, in respect of each such Book-Entry Share for the benefit of such holders, a cash amount immediately available funds), in each case, equal to the product of (x) the number of Shares represented by such Book-Entry Shares and (y) the Merger Consideration (for the avoidance of doubt, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent), and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (1) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (2) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established that such Tax either has been paid or is not required to be paid. Each Certificate, until surrendered to the Paying Agent as contemplated hereby, and each Book-Entry Share, until paid or surrendered to the Paying Agent as contemplated hereby, shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash, without interest, as contemplated by this Agreement (other than the Excluded Shares and Dissenting Shares).

(iii)  The Paying Agent, the Company, Parent, Merger Sub and the Surviving Corporation and each of their Affiliates and any other withholding agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or non-U.S. Tax Law with respect to the making of such payment. In the event that Parent determines that any such deduction or withholding is applicable other than with regard to payroll and wage Tax withholding made pursuant to Section 3.3, (A) Parent shall use commercially reasonable efforts to notify the Company prior to the date on which such deduction or withholding is anticipated to occur, and (B) Parent and the Company shall reasonably cooperate to minimize or eliminate such deduction or withholding as permitted by applicable Law. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(d)  Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 3.2(c) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article 3.

(e)  Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares or any funds of which remain unclaimed by the holders of Certificates or Book-Entry Shares, in each case, on the one-year anniversary of the Effective Time shall thereafter be delivered to the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, upon demand, and any former holders of Shares who have not surrendered their Shares or tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with this Article 3 prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of their claim for the Merger Consideration, without any interest thereon and subject to any withholding of Taxes required by applicable Law, upon due surrender of their Shares and compliance with the procedures in this Article 3. Any portion of the Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(f)  No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent, their respective Affiliates or any other Person shall be liable to any former holder of Shares or any holder of a Certificate or Book-Entry Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)  Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares in accordance with this Article 3; provided, however, that any investment of such cash shall be (i) limited to direct short-term obligations of, or short-term obligations with maturities of no more than three (3) months fully guaranteed as to principal and interest by, the full faith and credit of U.S. government, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available); provided further, that, to the extent that (i) there are any losses with respect to any investments of the Exchange Fund, (ii) the Exchange Fund diminishes for any reason below the level required for the Depositary Agent or the Paying Agent, as the case may be, to promptly pay the cash amounts contemplated by Section 1.1(h) or Section 3.1(a), as applicable, or (iii) all or any portion of the Exchange Fund is unavailable for the prompt payment of the cash amounts contemplated by Section 1.1(h) and Section 3.1(a) for any reason, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Depositary Agent and the Paying Agent to make the payments contemplated by Section 1.1(h) and Section 3.2(a). Any interest and other income resulting from such investments shall be the sole and exclusive property of the Surviving Corporation and paid to the Surviving Corporation pursuant to Section 3.2(c).

(h)  Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, other than in the case of the Excluded Shares and Dissenting Shares, issue in exchange for such lost, stolen or destroyed Certificate a check in an amount equal to (x) the number of Shares represented by such lost, stolen or destroyed Certificate, multiplied by (y) the Merger Consideration.

Section 3.3  Treatment of Company Equity Awards.

(a)  Treatment of Company Options. At the Effective Time, (i) each option to purchase shares of Common Stock (each, a “Company Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, and which has an exercise price per share of Common Stock that is less than the Merger Consideration (each, an “In the Money Option”), shall automatically and without any required action on the part of the holder thereof or the Company, be cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of Common Stock underlying the Company Option, multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock applicable to such In the Money Option, less applicable Tax withholdings. At the Effective Time, each Company Option that is not an In the Money Option which is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof or the Company, be cancelled without any consideration payable therefor.

(b)  Payment by the Surviving Corporation. The Surviving Corporation or its Subsidiaries, as applicable, shall pay (and Parent shall cause the Surviving Corporation or its Subsidiaries, as applicable, to so pay) to the holders of In the Money Options the cash amounts described in this Section 3.3 above, without interest and less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or non-U.S. Tax Law with respect to the making of such payment, as soon as practicable following the Closing Date, but in no event later than thirty (30) days following the Effective Time, through the payroll system of the Surviving Corporation (or its applicable Subsidiary); provided, however, that, to the extent the holder of any such In the Money Options is not, and was not at any time during the applicable vesting period, an employee of the Company or any of its Subsidiaries, such amounts shall not be paid through the Surviving Corporation’s payroll, but shall instead be paid by the Paying Agent pursuant to Section 3.2.

(c)  Termination of Company Equity Plans. As of the Effective Time, the Company Equity Plans shall be terminated and no further Shares, Company Options, Company Restricted Stock Awards or other equity or equity-related interests in the Company or other rights with respect to Shares or otherwise shall be granted thereunder. Following the Effective Time, no Company Option, Company Restricted Stock Award, equity or equity-related interest or other right under any Company Equity Plan or otherwise (other than the Company Warrants, the treatment of which is addressed in Section 3.4) that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any such Company Option, Company Restricted Stock Award, equity or equity-related interest or other right shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.3.

(d)  Necessary Actions. Prior to the Effective Time, the Company shall, and shall cause the Company Board and/or any appropriate committee thereof, as applicable, to take all actions as are necessary (including adopting resolutions) to effectuate the actions contemplated by this Section 3.3 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act).

Section 3.4  Treatment of Company Warrants. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder of any Company Warrant, (a) each warrant to purchase shares of Common Stock (each, a “Company Warrant”) outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares underlying such Company Warrant, multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Warrant, and (b) the holder of such Company Warrant, in lieu of Shares immediately theretofore purchasable and receivable upon the exercise of such Company Warrant, shall be entitled only to receive such cash amount in respect of such Company Warrant and shall have no other rights pursuant to such holder’s ownership of such Company Warrant; provided, that any such Company Warrant the exercise price of which is equal to or greater than the Merger Consideration shall, automatically and without any required action on the part of the holder thereof, be cancelled without any consideration payable therefor.

Section 3.5  Company Indebtedness and Transaction Expenses. On the Closing Date, in addition to all other payments required to be made pursuant to this Agreement, Parent shall make (or cause to be made) the following payments:

(a)  all amounts required to be paid pursuant to the payoff letters delivered in accordance with Section 6.19(a), by wire transfer of immediately available funds to the accounts designated by the lenders and other creditors of the Company and its Subsidiaries in the applicable payoff letter; and

(b)  all amounts required to be paid in order to discharge the transaction expenses of the Company required to be paid pursuant to the transaction expense payoff letters delivered in accordance with Section 6.19(b), by wire transfer of immediately available funds to the accounts designated by the service providers of the Company and its Subsidiaries.

Section 3.6  Necessary Further Actions. The parties agree to take all necessary action to cause the Merger to become effective in accordance with this Article 3 as soon as practicable following the Offer Acceptance Time without a meeting of the Company Stockholders, as provided in Section 251(h) of the DGCL. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges and powers of the Company or Merger Sub, then the directors and officers of the Company and Merger Sub will take all such lawful and necessary action.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed or identified (a) in the Company SEC Documents (including any documents incorporated by reference therein, but excluding any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents, but including any historical or factual matters disclosed in such sections) publicly available after April 30, 2022 and at least one (1) Business Day prior to the date of this Agreement, provided, that nothing disclosed in the Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 4.2, Section 4.10(a), Section 4.15, Section 4.18 and Section 4.20, or (b) in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Schedule (notwithstanding the absence of a specific cross reference) to the extent that the relevance thereof is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1  Qualification, Organization, Subsidiaries.

(a)  The Company is a corporation duly organized, validly existing and in good standing pursuant to the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has filed with the SEC, and made available to Parent prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company is not in violation of the Company Governing Documents.

(b)  All of the outstanding shares of capital stock or other equity or voting securities of, or other equity interests in, each of the Company’s Subsidiaries have been validly issued, are fully paid and nonassessable and are owned, directly or indirectly, by the Company or another wholly owned Subsidiary of the Company, or by the Company and a Company-appointed nominee, free and clear of all Liens, other than restrictions imposed by applicable securities Laws or the Organizational Documents of any such Subsidiary.

(c)  Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and, to the extent applicable, in active status or good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. No Subsidiary of the Company is in violation of its Organizational Documents. The Company has made available to Parent, true, correct and complete copies of the Organizational Documents of each Subsidiary of the Company, each as amended through the date hereof.

(d)  Section 4.1(d) of the Company Disclosure Schedule contains a true, correct and complete list of the name and jurisdiction of organization of each Subsidiary of the Company.

Section 4.2  Capitalization.

(a)  The authorized share capital of the Company consists of 12,500,000 shares of capital stock, of which 12,000,000 shares are classified as Common Stock and 500,000 shares are classified as preferred stock, par value $0.01 per share (the “Preferred Stock”). As of May 19, 2025 (the “Capitalization Date”), there were (i) 6,119,288 shares of Common Stock (other than treasury shares) issued and outstanding, (ii) no shares of Common Stock held in the treasury of the Company or by its Subsidiaries, (iii) 32,588 shares of Common Stock were reserved and available for the grant of future awards pursuant to the Company Equity Plans, (iv) (A) 793,956 shares of Common Stock subject to outstanding Company Options, 716,956 of which were exercisable, and (B) 30,000 shares of Common Stock subject to outstanding In the Money Options (whether vested or unvested), (v) no shares of Common Stock subject to outstanding awards of restricted stock of the Company issued under the Company Equity Plans (“Company Restricted Stock Awards”), (vi) 990,250 shares of Common Stock subject to Company Warrants, all of which were exercisable, and (vii) no shares of Preferred Stock issued and outstanding. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Common Stock, other than pursuant to the vesting, settlement, or exercise of Company Equity Awards.

(b)  (i) Except as set forth in Section 4.2(a), (i) the Company does not have any shares of its capital stock issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, restricted stock, restricted stock units, performance stock units, phantom stock, stock appreciation rights, profit participation, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of, or measured by reference to, capital stock of the Company to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock of the Company or securities convertible into, exercisable for, exchangeable for or measured by reference to such shares, (B) grant, extend or enter into any such subscription, option, warrant, restricted stock, restricted stock unit, performance stock unit, phantom stock, stock appreciation right, profit participation, call, convertible security or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock.

(c)  Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar debt securities, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(d)  There are no voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity or voting interest of the Company. Except as provided in the Company Governing Documents, there are no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which it is bound.

(e)  Section 4.2(e) of the Company Disclosure Schedule sets forth with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option, (ii) the total number of shares of Common Stock that are subject to the Company Option, (iii) whether the Company Option is intended to qualify as an “incentive stock option” (as defined in Section 422 of the Code), (iv) the exercise price per share of Common Stock purchasable under the Company Option, (v) the grant or issuance date and the expiration date of the Company Option, (vi) the Company Equity Plan pursuant to which the Company Option was granted, and (vii) the vesting schedule and current vesting status for such Company Option. Each outstanding Company Option has an exercise price at least equal to the fair market value of a share of Common Stock on the authorization date for such grant (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder). No Company Option has had its exercise date or grant date “back-dated” or materially delayed. Each Company Option intended to qualify as an “incentive stock option” (as defined in Section 422 of the Code) so qualifies. All Company Options have been issued in material compliance with the applicable Company Equity Plan and applicable Laws.

(f)  None of the Company or any of its Subsidiaries owns or holds the right to acquire any capital stock, other equity securities, ownership interests or voting interests (including voting of debt) of, or other securities convertible, exchangeable or exercisable therefor, or investments in, any Person, other than the Company’s Subsidiaries listed in Schedule 4.1(d) of the Company Disclosure Schedule.

Section 4.3  Corporate Authority Relative to This Agreement; No Violation.

(a)  The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company Board has unanimously, by resolutions duly adopted at a meeting of the directors of the Company duly called and held, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (iv) resolved to recommend that the stockholders of the Company tender their Shares to Merger Sub pursuant to the Offer, upon the terms and subject to the conditions set forth herein, which recommendation has not been subsequently withdrawn or modified as of the date of this Agreement (the “Recommendation”). If the Merger is consummated in accordance with Section 251(h) of the DGCL as contemplated hereby, no vote of the Company Stockholders or any holder of Common Stock or any other equity interests of the Company is necessary to authorize or adopt this Agreement or to consummate the Offer or the Merger. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b)  The execution, delivery and performance by the Company of this Agreement and, assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.2(b), the consummation of the Offer, the Merger and the other transactions contemplated hereby, by the Company do not and will not require the Company to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign, state, county, provincial or local governmental or regulatory agency, commission, court, body, entity, department, arbitrator or arbitral body (public or private), tribunal, judicial body, bureau, council, board or authority (each, a “Governmental Entity”), other than (i) the filing and recordation of the Certificate of Merger as required by the DGCL and such filings with Governmental Entities to satisfy the applicable Laws of states in which the Company or any of its Subsidiaries is qualified to do business, (ii) compliance with any applicable requirements of any Antitrust and Foreign Investment Laws, (iii) compliance with the applicable requirements of the Exchange Act (including the filing with the SEC of the Offer Documents and the Schedule 14D-9), the Securities Act, the rules and regulations of Nasdaq and any other applicable federal or state “blue sky” securities laws (clauses (i) through (iii), collectively, the “Specified Approvals”), and (iv) any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby, do not and will not (i) violate, contravene or conflict with the Company Governing Documents or any of the organizational documents of the Subsidiaries of the Company, (ii) assuming compliance with the matters referenced in Section 4.3(b) and receipt of the Specified Approvals, violate, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, conflict with, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Company Material Contract or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clause (iii), any such contravention, conflict, violation, breach, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a)  The Company has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act prior to the date hereof and since April 30, 2022 (the “Company SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, in effect as of such date and no Company SEC Document as of its date, or, if amended, as finally amended prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is subject to ongoing SEC review. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

(b)  The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the financial statements filed on Form 10-Q, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, and the absence of notes and other presentation items as permitted by the applicable rules and regulations of the SEC) and were prepared in all material respects in conformity with GAAP (except, as may be indicated in the notes thereto or as permitted by Form 10-Q with respect to financial statements filed on Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5  Internal Controls and Procedures.

(a)  The Company has established and maintains disclosure controls and procedures in each case, as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with the SEC by the Company since April 30, 2022 to the date hereof was accompanied by the certifications required to be filed by the Company’s principal executive officer and principal financial officer, as applicable, pursuant to the Sarbanes-Oxley Act and, at the time of filing of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act. As of the date hereof, neither the Company, nor, to the Knowledge of the Company, any current or former executive officer of the Company, has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date hereof.

(b)  The Company has established and maintains a system of internal control over financial reporting that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the financial statements. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of: (A) any significant deficiency or material weakness in the system of internal control over financial reporting which are reasonably likely to adversely affect the Company’s and its Subsidiaries’ ability to record, process, summarize and report financial information that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of the financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

Section 4.6  No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2024 (or the notes thereto) (the “Audited Company Balance Sheet”), (b) for Liabilities or obligations incurred in the ordinary course of business since the Audited Company Balance Sheet date and not material to the Company and its Subsidiaries, taken as a whole, (c) Liabilities or obligations under Contracts binding upon the Company or any of its Subsidiaries (other than any such Liability or obligation resulting from a breach of or a default under any Contract or Law or infringement or misappropriation by the Company or any of its Subsidiaries) made available to Parent prior to the date hereof or entered into after the date hereof as permitted under Section 6.1(a), or (d) as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as whole, neither the Company nor any Subsidiary of the Company has any Liabilities or obligations.

Section 4.7  Compliance with Law; Permits.

(a)  The Company and its Subsidiaries have been since April 30, 2022 in compliance with, in all material respects, and not in material default under or in material violation of any U.S. federal, state, local or non-U.S. law, act, statute, code, ordinance, rule, regulation, judgment, order, injunction, ruling, award, writ or decree of any Governmental Entity (collectively, “Laws” and each, a “Law”) or Company Permits applicable to the Company and its Subsidiaries (except for any such past noncompliance as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries). Neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral, communication since April 30, 2022 from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with any such Law or with the applicable listing and corporate governance rules of Nasdaq (except for any such past noncompliance as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries).

(b)  The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, clearances, commissions, licenses, registrations, accreditations, qualifications, exemptions, approvals and orders of any Governmental Entity (“Permits”) necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except for any Permits the failure to which to possess would not, individually or in the aggregate, be material to the Company or any of its Subsidiaries, taken as a whole. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no Actions pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any such Company Permit, except as would not, individually or in the aggregate, be material to the Company or any of its Subsidiaries, taken as a whole.

Section 4.8  Environmental Laws and Regulations.

(a)  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries conduct, and have since April 30, 2022 conducted, their respective businesses in compliance with all applicable Environmental Laws, which compliance has included obtaining, maintaining and complying in all material respects with all Company Permits required pursuant to applicable Environmental Laws; (ii) from April 30, 2022 to the date of this Agreement (or earlier to the extent unresolved), neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral, notices, reports, demand letters or requests for information from any Governmental Entity or any other Person alleging that the Company or any of its Subsidiaries is in violation of, or has liabilities (contingent or otherwise) under, any applicable Environmental Law; (iii) there has been no treatment, storage, transportation, handling, disposal or arranging for the disposal of, contamination by, exposure of any Person to, or release of any Hazardous Substance at, under or from any properties, including those owned or leased by the Company or any of its Subsidiaries, that has given or would give rise to liability (contingent or otherwise) under any applicable Environmental Laws for the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has assumed, undertaken, become subject to or provided an indemnity with respect to any liability (contingent or otherwise) of another Person relating to any applicable Environmental Laws or Hazardous Substances; and (v) neither the Company nor any of its Subsidiaries has designed, processed, manufactured, serviced, installed, repaired, marketed, sold or distributed any product or item containing any Hazardous Substances, in each case so as to give rise to any liabilities (contingent or otherwise) pursuant to any applicable Environmental Laws.

(b)  As used herein, “Environmental Law” means any Law relating to (i) pollution or the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) human health or safety, including the exposure to Hazardous Substances, or (iii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge or disposal of Hazardous Substances.

(c)  As used herein, “Hazardous Substance” means any substance, material, chemical, or waste listed, prohibited, defined, regulated, designated or classified as hazardous, toxic, radioactive or dangerous or similar terms, or for which liability or standards of conduct may be imposed, under any Environmental Law, including any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, per- and polyfluoroalkyl substances, noise, odor, mold or polychlorinated biphenyls.

(d)  The Company and its Subsidiaries have furnished or otherwise made available to Parent all environmental, health or safety audits, assessments, and reports, and other material environmental, health or safety documents relating to their current or former (within the past five (5) years) properties, facilities, or operations that are in their possession, custody, or reasonable control.

Section 4.9  Employee Benefit Plans; Labor Matters.

(a)  Section 4.9(a) of the Company Disclosure Schedule lists all material Company Benefit Plans in effect as of the date of this Agreement. For purposes of this Agreement, “Company Benefit Plans” means all employee, director or other individual service provider compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not such plan is subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, commission, incentive, deferred compensation, gross-up, vacation, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, performance stock unit, phantom stock or other equity or equity-related incentive, profit sharing, severance, separation pay, employment, individual consulting, change of control, transaction, retention, stay bonus, fringe or other benefit or compensation plan, program, agreement or arrangement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3), and subject to Title IV, of ERISA (a “Multiemployer Plan”)), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or other individual service providers of the Company or its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any Liabilities, but excluding those maintained or administered by a Governmental Entity that are required by applicable Law.

(b)  The Company has made available to Parent, with respect to each material Company Benefit Plan, (i) each writing constituting a part of such Company Benefit Plan (including the current plan document and any related trust agreements, insurance contracts, funding arrangements or summary plan descriptions), including all amendments thereto, and for any unwritten plan, a summary of the material terms, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (iii) the most recent determination or opinion letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan and (iv) any non-routine correspondence with any Governmental Entity.

(c)  (i) Each Company Benefit Plan has been established, maintained, funded and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan; (iii)  there are no pending, threatened or, to the Knowledge of the Company, anticipated Actions (other than routine claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of, against or relating to any of the Company Benefit Plans or any trusts related thereto; (iv) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan that could result in material Liability to the Company or any of its Subsidiaries; (v) all contributions, reimbursements, premiums and benefit payments that are due with respect to each Company Benefit Plan have been timely made in all material respects and all such amounts for any period ending on or before the Closing Date that are not yet due have been made or properly accrued; (vi) neither the Company nor any of its Subsidiaries has incurred any material Tax or other material Liabilities (whether or not assessed) pursuant to Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code; and (vii) the Company and its Subsidiaries are in compliance in all material respects with all obligations applicable to them with respect to any benefit plan maintained by a Governmental Entity and any statutory benefits (or related benefit plan) mandated by applicable Law.

(d)  No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries has any Liabilities under or with respect to (including on account of any of their respective ERISA Affiliates), (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or a plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. Neither the Company nor any of its Subsidiaries has any Liabilities as a consequence of at any time being treated as a single employer under Section 414 of the Code with any other Person. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(e)  Neither the Company nor any of its Subsidiaries is bound by any Contract or has any Liability described in Section 4204 of ERISA. With respect to each Multiemployer Plan under or with respect to which the Company or any of its Subsidiaries contributes or otherwise has any Liabilities: (i) none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred or could reasonably be expected to incur (whether or not assessed) a complete withdrawal or a partial withdrawal (within the meaning of Title IV of ERISA), and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction (including the transactions contemplated by this Agreement) which has or could give rise to any Liability under Section 4212(c) of ERISA; (ii) all contributions and payments (including installments) required to be made by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates have been timely made; (iii) no such plan is in endangered, critical or critical and declining status (within the meaning of Section 432 of the Code or Section 305 of ERISA); and (iv) no such plan is or is expected to become insolvent, has undergone or is expected to undergo a mass withdrawal or has filed a notice of termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA.

(f)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event, could (i) entitle any current or former employee, director, manager, officer or other individual service provider of the Company or any of its Subsidiaries (or any dependent of beneficiary thereof) to severance pay, or any other payment or benefit (including with respect to any equity or equity-related award), (ii)  accelerate the time of payment, funding (through a grantor trust of otherwise) or vesting, or increase the amount of, compensation or benefits (including with respect to any equity or equity-related award) due to any such employee, director, manager, officer or other individual service provider, (iii) require a contribution by the Company or any of its Subsidiaries to any Company Benefit Plan, (iv) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan, or (v) result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code or the imposition of an excise Tax under Section 4999 of the Code.

(g)  Neither the Company nor any of its Subsidiaries are party to, nor do they have any obligation under, any Company Benefit Plan or otherwise to provide a gross-up, compensate or otherwise reimburse any Person for Taxes, including pursuant to Section 4999 of the Code or Section 409A of the Code. Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code, and no amount under any such Company Benefit Plan has been or is expected to be subject to any interest or additional Taxes imposed under Section 409A of the Code.

(h)  Without limiting the generality of the foregoing, each Company Benefit Plan that is maintained for current or former employees or other service providers who reside or work primarily outside of the United States (a “Non-U.S. Plan”) (i) that is required to be registered has been registered and (ii) has been maintained in good standing in all material respects with any applicable Governmental Entity.

(i)  Section 4.9(i) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Collective Bargaining Agreements to which the Company or any of its Subsidiaries is a party or bound by or are being negotiated, or that otherwise pertain to any of the employees of the Company or any of its Subsidiaries, and all labor unions, works councils, labor organizations or other employee representatives which represent any employees of the Company or any of its Subsidiaries. Since April 30, 2022: (A) there have been no pending, or, to the Knowledge of the Company, threatened, strikes, picketing, hand billing or lockouts against or affecting the Company or any of its Subsidiaries; (B) to the Knowledge of the Company, there has been no material organizing effort pending or threatened with respect to any employees of the Company or any of its Subsidiaries; (C) there has been no material unfair labor practice charge, labor dispute, labor grievance or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (D) there has been no concerted slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened, with respect to employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries have no material pre-signing legal or contractual requirement to provide notice or information to, bargain with, or enter into any consultation procedure with, or any legal or contractual requirement to obtain consent from, any labor union, works council, labor organization or other employee representative or any applicable labor tribunal in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(j)  The Company and its Subsidiaries are, and since April 30, 2022, has been in compliance in all material respects with all applicable Laws in respect of labor, employment and employment practices, terms and conditions of employment and wages and hours (including the classification of independent contractors and exempt and non-exempt employees), unfair labor practices, health and safety, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action, unemployment insurance, and automated employment decision tools and other artificial intelligence.

(k)  All allegations of sexual or other harassment, discrimination, retaliation or similar improper conduct involving current or former officers, directors or employees of the Company or any of its Subsidiaries of which the Company or such Subsidiary has been aware since April 30, 2022 to the date hereof have been reasonably investigated by the Company or such Subsidiary in compliance in all material respects with the Company’s or such Subsidiary’s harassment, discrimination and retaliation prevention policy and the Law applicable to the locale in which such alleged conduct took place. With respect to each such allegation, the Company or the applicable Subsidiary took such corrective action as the Company or such Subsidiary deemed necessary to prevent further improper conduct. None of such allegations are open as of the date of this Agreement and the Company or such Subsidiary did not incur any material Liability with respect to such allegations.

(l)  To the Knowledge of the Company, no current employee with annualized compensation at or above $175,000 intends to terminate his or her employment with the Company or any Subsidiary prior to the one-year anniversary of the Closing.

(m)  To the Knowledge of the Company, no current or former employee or independent contractor of the Company or any Subsidiary is in any material respect in violation of any term of any employment agreement, nondisclosure agreement or obligation, fiduciary duty, noncompetition agreement or other restrictive covenant obligation: (i) owed to the Company or any Subsidiary; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any Subsidiary.

Section 4.10  Absence of Certain Changes or Events.

(a)  Since April 30, 2024 to the date of this Agreement, there has not been any Company Material Adverse Effect.

(b)  (i) From April 30, 2024, the Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business, and (ii) from April 30, 2024 to the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of, or require consent of Parent under, clauses (i), (ii), (iii) (other than clause (B)(y)), (v) through (viii), (xi), (xiii), (xv), (xviii), (xxii), (xxiii), (xxiv) or (xxvi) of Section 6.1(b).

Section 4.11  Investigations; Litigation. Since April 30, 2022: (a) there has been no investigation or review pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries that would be material to the Company or any of its Subsidiaries, taken as a whole; and (b) there have been no Actions pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties, or any of their present or former officers or directors (in their respective capacities as such), at law or in equity, before, and there are no orders, judgments or decrees of any Governmental Entity against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective assets or properties, in each case, that would be material to the Company or any of its Subsidiaries, taken as a whole.

Section 4.12  Tax Matters.

(a)  The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them prior to the date hereof, and all such filed Tax Returns are complete and accurate in all material respects, except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP.

(b)  The Company and each of its Subsidiaries have paid all material amounts of Taxes required to be paid, except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP.

(c)  As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of a material amount of Taxes of the Company or any of its Subsidiaries. There is no material Tax assessment or deficiency asserted in writing by a Governmental Entity against the Company or any of its Subsidiaries that has not been paid, settled or otherwise resolved.

(d)  There are no Liens for material amounts of Taxes upon any property of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

(e)  The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding, depositing or reporting of Taxes in connection with amounts paid by the Company or its Subsidiaries to any employee or independent contractor.

(f)  Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company or any of its Subsidiaries) or (ii) has any material liability for the Taxes of any other Person other than the Company or any of its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of U.S. state or local or non-U.S. law), or (iii) is a party to or bound by any Tax allocation or sharing agreement (other than such agreement (x) as to which only the Company and/or its Subsidiaries are parties or (y) not primarily related to Taxes).

(g)  The Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(h)  Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)  Neither the Company and its Subsidiaries nor Parent (with respect to the Surviving Corporation or its Subsidiaries) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) any prepaid amount received or deferred revenue accrued by the Company or its Subsidiaries on or prior to the Closing Date, (B) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (C) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (D) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (E) any transaction occurring prior to the Closing Date the gain or loss of which was deferred under Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state or local law), (F) any “excess loss accounts” existing as of the Closing Date, or (G) any installment sale or open transaction disposition made on or prior to the Closing Date.

(j)  The Company and its Subsidiaries have properly (A) collected and remitted sales and similar Taxes with respect to sales made to its customers and (B) for all sales that are exempt from sales and similar Taxes that were made without charging or remitting sales or similar, received and retained any appropriate tax exemption certificates and other documentation qualifying such sale as exempt, in each case, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(k)  None of the Company and its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)  None of the Company or its Subsidiaries has any material unpaid installments under Section 965(h) of the Code (or any corresponding or similar provision of state or local law).

(m)  None of the Company or its Subsidiaries is a resident for Tax purposes or has a branch, permanent establishment, agency or other taxable presence in any country other than its country of organization or any other jurisdiction in which it is registered or qualified to do business as a foreign entity.

(n)  To the Knowledge of the Company, a valid and timely Code Section 83(b) election was filed with respect to each outstanding award granted under a Company Equity Plan or other equity or equity-related right or interest of the Company or any of its Subsidiaries to the extent such award, right or interest was subject to a substantial risk of forfeiture (including, for the avoidance of doubt, with respect to any Company Restricted Stock Awards).

Section 4.13  Intellectual Property.

(a)  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) all right, title, and interest in and to the Company Intellectual Property is exclusively owned by the Company or its Subsidiaries, and (ii) the Company and its Subsidiaries have a valid right to use all other Intellectual Property that is used in or necessary for the operation of their respective businesses, in each case of (i) and (ii), free and clear of any Liens, other than Permitted Liens (the Intellectual Property in clauses (i) and (ii), the “Business Intellectual Property”). There are no, and since April 30, 2022 there have been no, Actions pending or, threatened in writing, that challenge the validity, enforceability, registration, scope, or the Company’s ownership of any material Company Intellectual Property. Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each patent and patent application, trademark and service mark registration and application, copyright registration and Internet domain name registration, in each case, owned by the Company or any of its Subsidiaries. Each item set forth on Section 4.13(a) of the Company Disclosure Schedule is valid, subsisting, and enforceable, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries, nor the conduct of their respective businesses is infringing, misappropriating, diluting or violating, or in the past six (6) years has infringed, misappropriated, diluted or violated, any Intellectual Property of any third party; (ii) to the Knowledge of the Company, no third party is currently infringing, misappropriating or violating any Company Intellectual Property; and (iii) no Action is pending or, to the Knowledge of the Company, has been threatened, and, since April 30, 2022, neither the Company nor any of its Subsidiaries has received or sent any written claim or written notice alleging any such infringement, misappropriation, dilution or other similar violation (including any cease and desist letters or offers to take a license) referenced in clauses (i) or (ii).

(c)  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries take commercially reasonable measures to protect and maintain the Business Intellectual Property, including the confidentiality of the trade secrets and other material confidential information included therein; (ii) all current and former employees, contractors, and other third parties who have contributed to or participated in the conception, invention, creation, or development of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries have done so pursuant to a valid and enforceable written Contract with the Company or one of its Subsidiaries under which such Person (A) assigned (through present-tense assignment) to the Company or one of its Subsidiaries exclusive ownership of all such Intellectual Property and (B) protects the confidentiality of the trade secrets and other material confidential information of the Company and its Subsidiaries; and (iii) no such Person is in violation of any such Contracts.

(d)  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries have taken commercially reasonable measures to protect the security of all Business Systems and the data stored in, transmitted, or processed thereby from any unauthorized use, access, interruption or modification; (ii) the Company and its Subsidiaries have in place commercially reasonable disaster recovery, data backup, and system redundancy plans and procedures; and (iii) the collection, acquisition, use, storage, transfer distribution, dissemination or other processing by or on behalf of the Company and each of its Subsidiaries of Personal Data is in compliance with all applicable Laws, binding industry standards, Contractual obligations, and policies of the Company and its Subsidiaries, in each case with respect to Business Systems or privacy, security, use, or processing of Personal Data (including privacy policies) (collectively, the “Privacy and Security Requirements”). Since April 30, 2022, no Person (including any Governmental Entity) has commenced, or threatened in writing to commence, any Action relating to the Company’s or its Subsidiaries’ privacy or data security practices or any Security Incident, including with respect to any violation (or alleged violation) of the Privacy and Security Requirements, or made any complaint, investigation, or inquiry relating to such practices, except where such Action, complaint, investigation or inquiry would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(e)  The Company and its Subsidiaries own, lease, license, or otherwise have the right to use all Business Systems. The Business Systems (i) operate and perform as required by the Company and its Subsidiaries for the operation of their respective businesses and, since April 30, 2021 have not materially malfunctioned or failed and (ii) do not contain any virus, time bomb, Trojan horse, back door, drop dead device, or other software designed to disable or provide unauthorized access to or interfere with the normal operation of such Business Systems, except, in each case, as would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no ongoing material Security Incidents and, since April 30, 2022, there have been no material Security Incidents that have not been remedied in all material respects.

(f)  The Company and its Subsidiaries’ Software included in the Company Intellectual Property (“Company Software”) does not contain any open source, public source, or freeware software (or software licensed under any similar model) that would, based on the Company and its Subsidiaries’ use, sale, licensing, distribution, or making available of any Company Software, subject or purport to subject such Company Software to any (i) material limitation, restriction, or condition on the right or ability of the Company or its Subsidiaries to use, license, sell, distribute, or make available any such Software, or (ii) requirement that the Company or its Subsidiaries release its source code for any such Company Software to any Person at no charge or for purposes of creating derivative works. Neither the Company nor its Subsidiaries has disclosed, licensed, or otherwise made available, and does not have a duty or obligation to disclose, license, or make available, the source code for any of such Company Software to any Person who is not an employee or contractor of the Company or its Subsidiaries. No event has occurred, and no circumstance or condition exists, that will result in the license or disclosure of the source code for the Company Software to any Person who is not an employee or contractor of the Company or its Subsidiaries.

Section 4.14  Real Property.

(a)  Section 4.14(a) of the Company Disclosure Schedule contains, as of the date of this Agreement, a complete and correct list of all real property owned in whole or in part by the Company and its Subsidiaries (such real property, together with all buildings, structures, fixtures and improvements erected or located thereon, the “Owned Real Property”). The Company or its Subsidiaries have good, marketable and valid fee simple title to all of the Owned Real Property, free and clear of Liens, except Permitted Liens, and there is no pending or, to the Knowledge of the Company, threatened condemnation or similar action affecting any of the Owned Real Property. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property, or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein. Neither the Company nor its Subsidiaries are in breach or default under any restrictive covenant encumbering any Owned Real Property, except where such breach or default would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)  Section 4.14(b) of the Company Disclosure Schedule contains, as of the date of this Agreement, a complete and correct list of all real property leased or subleased by the Company and its Subsidiaries (the “Leased Real Property”, together with the Owned Real Property, the “Real Property”) and each lease or sublease with respect to the Leased Real Property (each, a “Real Property Lease”). The Company has delivered to Parent a true, correct and complete copy of each Real Property Lease. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or its Subsidiaries have valid leasehold interests to all of the Leased Real Property, free and clear of all Liens, except for Permitted Liens, (ii) as of the date hereof, each Real Property Lease is in full force and effect and enforceable in accordance with its respective terms against the Company or its Subsidiaries that are party thereto and, to the Knowledge of the Company, to the other parties thereto (in each case subject to the Enforceability Exceptions), and (iii) neither the Company nor any of its Subsidiaries is in breach or default under any of the Real Property Leases and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease.

(c)  The Real Property identified on Sections 4.14(a) and Section 4.14(b) of the Company Disclosure Schedule comprise all of the material real property used or intended to be used in the business of the Company and its Subsidiaries. Neither Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy any the Real Property or any material portion thereof.

Section 4.15  Opinion of Financial Advisor(a). The Company Board has received the written opinion of Lincoln International LLC, dated as of the date of this Agreement, to the effect that, as of such date of the opinion, and subject to the assumptions, limitations, qualifications and other matters stated therein, the Merger Consideration to be received by the holders of Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement, furnish a true, correct and complete copy of such written opinion to Parent.

Section 4.16  Material Contracts.

(a)  Except (x) for this Agreement or agreements filed as exhibits to the Company SEC Documents or (y) as set forth in Section 4.16(a) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any Contract that:

(i)  would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii)  provides for the formation, creation, operation, management or control of any joint venture or partnership with a third party (excluding commercial agreement that do not involve the formation of an entity with a third Person);

(iii)  is an indenture, credit agreement, loan agreement, note, purchase agreement or other Contract providing for indebtedness for borrowed money of the Company or any of its Subsidiaries (other than indebtedness among the Company and/or any of its Subsidiaries) in excess of $200,000;

(iv)  provides for the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), or any real property, that would, in each case, reasonably be expected to result in the receipt or making by the Company or any of its Subsidiaries of future payments in excess of $200,000;

(v)  with a Material Supplier (it being understood that individual purchase orders entered into (x) prior to January 1, 2025 or (y) in amounts under $300,000 need not be set forth on Section 4.16(a) of the Company Disclosure Schedule);

(vi)  with a Material Customer (it being understood that individual purchase orders entered into (x) prior to January 1, 2025 or (y) in amounts under $500,000 need not be set forth on Section 4.16(a) of the Company Disclosure Schedule);

(vii)  (A) contains any covenant that limits the ability of the Company or any of its Subsidiaries to engage in any line of business, or to compete with any Person or operate at any geographic location, (B) prohibits the Company or any of its Subsidiaries from engaging in any business with any Person or levying any fine, charge or other payment for doing so, or (C) contains and limits the right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or “exclusivity” provisions, in each case, that would be material to the Company and its Subsidiaries, taken as a whole;

(viii)  (A) provides that the Company or its Subsidiaries licenses to a third party any material Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business, including in connection with the sale, distribution, performance or licensing of any Company products, content, media or services), (B) provides that a third party licenses any material Intellectual Property to the Company or its Subsidiaries (other than (x) non-exclusive licenses to commercially available, unmodified software with annual fees or replacement value of less than $200,000 and (y) non-exclusive licenses to customer-owned Intellectual Property licensed to the Company or any of its Subsidiaries under contract manufacturing agreements in the ordinary course of business), (C) relates to the assignment or development of any material Intellectual Property (other than Contracts with employees entered into in the ordinary course of business), or (D) affects, in any material respect, the Company’s (or any of its Subsidiaries’) ability to use, register, or enforce any Business Intellectual Property;

(ix)  is a Collective Bargaining Agreement;

(x)  is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement; or

(xi)  represents a Related Party Transaction.

Each Contract of the type described in clauses (i) – (xi) of this Section 4.16(a) or set forth on Section 4.16(a) of the Company Disclosure Schedule is referred to herein as a “Company Material Contract.”

(b)  True, correct and complete copies of each Company Material Contract have been publicly filed prior to the date hereof or made available to Parent. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Enforceability Exceptions, and (ii) no event has occurred or circumstances exists that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Company Material Contract, or permit the termination or modification thereof or permit the acceleration or maturity of performance thereof, by the Company and its Subsidiaries, or, to the Knowledge of the Company, any other party thereto. Neither the Company nor any of its Subsidiaries has (x) received any written (or to the Knowledge of the Company, oral) notice from any third Person counterparty to any Company Material Contract, that such Person intends to terminate, renegotiate, claim a breach under or not renew, any Company Material Contract or (y) waived, or failed to enforce, any of its material rights or benefits under any Company Material Contract.

Section 4.17  Insurance Policies. The Company has made available to Parent true and accurate copies of all insurance policies (including a description of self-insurance arrangements) maintained by the Company and its Subsidiaries as of the date hereof, together with all modifications and amendments thereto. As of the date hereof, the Company and its Subsidiaries has all material insurance policies covering the Company and its Subsidiaries and employees, properties and assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that are customarily carried by Person conducting business similar to that of the Company and its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect, and (ii) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material and adverse modification of any of such policies. Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) all premiums due and payable thereon have been timely paid in accordance with the terms of such policies, and (ii) neither the Company nor any of its Subsidiaries is in breach or default of any such insurance policies. Other than in connection with ordinary course renewals, the Company has not received any written, or to the Knowledge of the Company, oral, notice of termination, cancellation, or non-renewal with respect to any such policy.

Section 4.18  Related Party Transactions. Since April 30, 2022 to the date hereof, there have been no material transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and any director, executive officer, Affiliate thereof, beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of any class of securities thereof or any “immediately family member” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of the Company or any of its Subsidiaries on the other hand, that would be required to be disclosed by the Company under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, as of the date of this Agreement, other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on the Company Disclosure Schedule (each, a “Related Party Transaction”).

Section 4.19  Material Customers and Suppliers. Section 4.19 of the Company Disclosure Schedule sets forth a list of (a) the top fifteen (15) customers (by gross revenue) of the Company and its Subsidiaries (each, a “Material Customer”) and (b) the top fifteen (15) vendors to and/or suppliers (by spend/expense) of the Company and its Subsidiaries (each, a “Material Supplier”), in each case, for (x) the fiscal year ended April 30, 2024 and (y) the nine months ended January 31, 2025.

Section 4.20  Finders or Brokers. Except for Lincoln International LLC, neither the Company nor any of its Subsidiaries has engaged any financial advisor, investment banker, broker, agent, finder or other Person in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger. A true, correct and complete copy of the engagement letter of Lincoln International LLC has been made available to Parent (except that certain fees set forth therein have been redacted to the extent that such fees are unrelated to the transactions contemplated by this Agreement and have been in full paid prior to the date hereof).

Section 4.21 Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.11 are true and correct, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL will be inapplicable to the execution, delivery and performance of this Agreement. No other “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar form of antitakeover statute or regulation or anti-takeover provision in the Company Governing Documents is applicable to this Agreement, the Merger, the Support Agreement or the other transactions contemplated hereby.

Section 4.22  Information in the Offer Documents. The information supplied by or on behalf of the Company expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.23  International Trade and Anti-Corruption Laws.

(a)  Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or its Subsidiaries: (i) is currently, or has been since April 24, 2019: (1) a Sanctioned Person; (2) engaging in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country; (3) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (4) otherwise in violation of Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”); or (ii) has at any time: (1) made or accepted any unlawful payment of anything of value or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Entity or any other Person in violation of Anti-Corruption Laws; or (2) otherwise been in violation of any Anti-Corruption Laws.

(b)  Neither the Company nor any of its Subsidiaries have received from any Governmental Entity or any Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to Trade Controls or Anti-Corruption Laws. There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to Anti-Corruption Laws or Trade Controls.

Section 4.24  No Additional Representation; No Reliance. The Company agrees and acknowledges that, except for the representations and warranties expressly set forth in Article 5 and the Transaction Documents, neither Parent, Merger Sub nor any other Person on behalf of Parent has made or makes, and the Company has not relied upon, any representation or warranty, whether express or implied, with respect to Parent or Merger Sub. The Company acknowledges and agrees that the representations and warranties made by Parent and Merger Sub in this Agreement and the Transaction Documents are the exclusive representations and warranties made by Parent and Merger Sub in connection with the transactions contemplated hereby and thereby. Parent hereby disclaims any other express or implied representations or warranties, whether written or oral.

Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1  Qualification, Organization, Subsidiaries. Each of Parent and Merger Sub is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not, individually or in the aggregate, (a) prevent or materially delay the Closing, the consummation of the Offer or the Merger or (b) prevent or materially delay or materially impair the ability of Parent or Merger Sub to perform their respective covenants and obligations contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the Organizational Documents of Parent and Merger Sub, each as amended through the date hereof. Neither Parent nor Merger Sub is in violation of their respective Organizational Documents.

Section 5.2  Corporate Authority Relative to This Agreement; No Violation.

(a)  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Merger Sub and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. Immediately following execution and delivery of this Agreement, this Agreement will be adopted by Parent as the sole stockholder of Merger Sub.

(b)  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby by Parent and Merger Sub do not and will not require Parent, Merger Sub or their Subsidiaries to procure, make or provide any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the Specified Approvals and (ii) any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have, individually or in the aggregate, a Parent Material Adverse Effect or (B) prevent or materially delay the consummation of the Offer, the Merger or the other transactions contemplated hereby.

(c)  Assuming compliance with the matters referenced in Section 5.2(b), the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby, do not and will not (i) violate, contravene or conflict with the Organizational Documents of Parent or any of its Subsidiaries, (ii) violate, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any material Contract of Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3  Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending or threatened by any Governmental Entity with respect to Parent or any of its Subsidiaries that would have, individually or in the aggregate, a Parent Material Adverse Effect; and (b) there are no Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties at law or in equity before, and there are no orders, judgments or decrees of any Governmental Entity against or affecting Parent or any of Parent’s Subsidiaries or any of their respective assets or properties, in each case that would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4  Financing; Sufficiency of Funds.

(a)  Parent has delivered to the Company a true, correct and complete fully executed copy of the Equity Commitment Letter by and between the Equity Investor and Parent, including all exhibits, schedules, annexes and amendments to such letter, in effect as of the date of this Agreement. Pursuant to the Equity Commitment Letter, and subject to the terms and conditions thereof, the Equity Investor has agreed to invest in Parent the cash amounts set forth therein (the “Equity Financing”) for the purposes set forth in the Equity Commitment Letter. As of the date of this Agreement, the Equity Commitment Letter is in full force and effect, has not been withdrawn, terminated, rescinded, amended, supplemented or otherwise modified in any respect, except any such modification that has been provided to the Company on or prior to the date of this Agreement and that would not reasonably be expected, individually or in the aggregate, to result in a Parent Material Adverse Effect, and is a legal, valid and binding obligation of Parent and to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions). The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and entitled to enforce, the Equity Commitment Letter, pursuant to, and in accordance with, the terms and conditions set forth therein. Parent and the Equity Investor will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is adequate remedy at law in connection with the exercise of such third-party beneficiary rights.

(b)  As of the date of this Agreement, there are no side letters or other agreements or arrangements relating to the Equity Commitment Letter or the Equity Financing to which Parent or Merger Sub is a party that could affect the Equity Financing contemplated by the Equity Commitment Letter in any material respect, other than those set forth in the Equity Commitment Letter. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Parent, or, to the Knowledge of Parent, any other party thereto, under any term or condition of the Equity Commitment Letter, except for such defaults or breaches that have been cured, waived, or consented to by the other parties to the Equity Commitment Letter, (ii) constitute or result in a failure to satisfy a condition precedent or other contingency set forth in the Equity Commitment Letter or (iii) otherwise result in any portion of the Equity Financing being unavailable at the Closing, assuming the satisfaction or waiver (to the extent permitted by applicable Law) of the Offer Conditions and the conditions set forth in Section 7.1. As of the date of this Agreement, Parent has no reason to believe Parent or Merger Sub will be unable to satisfy any of the conditions or contingencies relating to the funding of the full amount of the Equity Financing at Closing and Parent does not have knowledge that the Equity Investor will not perform its obligations under the Equity Commitment Letter.

(c)  At the Effective Time, Parent will have sufficient cash on hand, through the aggregate amounts committed pursuant to the Equity Commitment Letter and other sources of immediately available funds of the Company and its Subsidiaries, when funded in accordance with the Equity Commitment Letter and assuming the satisfaction or waiver (to the extent permitted by applicable Law) of the Offer Conditions and the conditions set forth in Section 7.1, to enable it to consummate or cause the consummation of the transactions contemplated by this Agreement, including to (i) make or cause the making of all payments contemplated by this Agreement required to be made by Parent or Merger Sub at the Closing (including the payment of all amounts payable pursuant to Article 1 or Article 3 in connection with or as a result of the Offer and the Merger) and (ii) pay all fees and expenses required to be paid at or prior to the Closing by Parent or Merger Sub (such amounts in clauses (i) and (ii), collectively, the “Required Amounts”). In no event shall the receipt or availability of any funds or financing by Parent or any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

Section 5.5  Guarantee. Parent has delivered to the Company a true, correct and complete fully executed copy of the Guarantee by the Equity Investor in favor of the Company guaranteeing certain obligations of Parent and Merger Sub under this Agreement on the terms set forth therein. As of the date of this Agreement, the Guarantee is in full force and effect, has not been withdrawn, terminated, rescinded, amended, supplemented or otherwise modified in any respect by Parent and is a legal, valid and binding obligation of the Equity Investor and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions). As of the date of the Agreement, the Equity Investor is not in default or breach under the terms and conditions of the Guarantee and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default of a failure to satisfy a condition under the terms and conditions of the Guarantee.

Section 5.6  Capitalization of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, directly owned by Parent. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 5.7  No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the Organizational Documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of any holders of any securities of Merger Sub necessary to approve this Agreement and the Merger.

Section 5.8  Finders or Brokers. Neither Parent nor any Subsidiary of Parent (including Merger Sub) has employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission from the Company or any of the Subsidiaries of the Company in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 5.9  Certain Arrangements. As of the date of this Agreement, other than the Transaction Documents, there are no Contracts, between Parent or Merger Sub or any of their Affiliates, on the one hand, and any party known to Parent, Merger Sub, or their respective Affiliates to be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of the outstanding Shares (other than any existing limited party or equity financing source of the Equity Investor or any of its Affiliates) or any member of the Company’s management or the Company Board, on the other hand, (a) relating in any way to the operations of the Surviving Corporation (including as to continuing employment) after the Effective Time, or (b) pursuant to which any (i) holder of Common Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Common Stock, (ii) such holder of Common Stock has agreed to approve this Agreement or vote against any Superior Proposal, or (iii) such Person has agreed to provide, directly or indirectly, any equity investment or funding to Parent, Merger Sub or the Company to finance any portion of the Offer or the Merger.

Section 5.10  Investment. None of Parent, Merger Sub or any of their Affiliates with direct or indirect capital or other interests of more than five percent (5%) in Parent or Merger Sub has direct or indirect capital or other interests of more than five percent (5%) in any other Person known to Parent, Merger Sub or their Affiliate that directly competes with the Company or any of its Subsidiaries. For purposes of this Section 5.10, the term “Affiliate” shall be deemed to include any Person, trust, affiliated investment fund or other pooled investment or co-investment vehicle that is controlled or otherwise managed by or in conjunction with, or is under common control with, Parent, Merger Sub or any of their Affiliates, and any portfolio company or similar asset in which Parent, Merger Sub or any of their Affiliates has a greater than five percent (5%) investment.

Section 5.11  Ownership of Common Stock. None of Parent, Merger Sub or any of their respective directors or officers beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub or any of their respective directors or officers has any rights to acquire, directly or indirectly, any Shares, except pursuant to this Agreement. None of Parent, Merger Sub or any of their directors or officers is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 5.12  Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, assuming (x) the accuracy of the representations and warranties in Article 4, (y) compliance and performance by the Company with its covenants and agreements hereunder, and (z) the conditions in Article 6 are satisfied:

(a)  the Fair Value of the assets of Parent and its Subsidiaries, taken as a whole, shall be greater than the total amount of Parent and its Subsidiaries’ probable liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole;

(b)  Parent and its Subsidiaries, taken as a whole, shall be able to pay their debts and liabilities in the ordinary course of business as they become due; and

(c)  Parent and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

Section 5.13  Information in the Schedule 14D-9. The information supplied by or on behalf of Parent or Merger Sub expressly for inclusion in the Schedule 14D-9 (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.14  No Additional Representations; No Reliance.

(a)  Each of Parent and Merger Sub acknowledges and agrees that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives have desired or requested to review and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)  Each of Parent and Merger Sub agrees and acknowledges that, except for the representations and warranties expressly set forth in Article 4, the certificate delivered pursuant to Section (d) of Annex 1, and the Transaction Documents, neither the Company nor any other Person makes, and each of Parent and Merger Sub agrees and acknowledges that it has not relied upon or otherwise been induced by, and is not acting (including, as applicable, by entering into this Agreement or consummating the Offer or the Merger) in reliance on, (i) any other express or implied representation or warranty with respect to or on behalf of the Company or any of its Affiliates, (ii) the accuracy or completeness of any information (including any representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation, or other materials or information) regarding the Company or its Subsidiaries, or (iii) any estimates, projections, predictions, data, financial information, memorandum, presentation or other material or information provided to, made available to or addressed to Parent, Merger Sub, or any of their respective Representatives or Affiliates, including any materials or information made available in any electronic data room hosted by or on behalf of the Company, in connection with presentations by the Company’s management, or in any other form, forum or setting. Without limiting the foregoing, each of Parent and Merger Sub agrees and acknowledges that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article 4, the certificate delivered pursuant to Section (d) of Annex 1, and the Transaction Documents, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub, or their Representatives or Affiliates, or any other Person, resulting from the Company’s making available to Parent or Merger Sub or any of their Representatives or Affiliates, or Parent’s or its Representatives’ and Affiliates’ use of, any information, documents, projections, estimates, forecasts or other material made available to Parent or its Representatives or Affiliates in due diligence materials, including in any electronic data room hosted by or on behalf of the Company, in connection with presentations by the Company’s management, or in any other form, forum or setting.

(c)  In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub and their respective Representatives and Affiliates have received and may continue to receive from or on behalf of the Company certain estimates, projections, guidance, forecasts and other forward-looking information regarding the Company and its Affiliates and their respective business and operations. Each of Parent and Merger Sub hereby acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections, guidance, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar. Accordingly, and without limiting any of the foregoing, , the Company makes no, and each of Parent and Merger Sub acknowledges and agrees that it has not relied upon or otherwise been induced by any, representation or warranty with respect to any estimates, projections, guidance, forecasts or other forward-looking information relating to the Company or any of its Subsidiaries, whether or not included in the data room or any management presentation, except to the extent such estimates, projections, guidance, forecasts or other forward-looking information are expressly included in a representation or warranty expressly set forth in Article 4, the certificate delivered pursuant to Section (d) of Annex 1 or the Transaction Documents.

Article 6
COVENANTS AND AGREEMENTS

Section 6.1  Conduct of Business by the Company.

(a)  From and after the date hereof and prior to the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be approved in writing by Parent (which approval shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated or expressly required by this Agreement, or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, (A) conduct its business in all material respects in the ordinary course, (B) maintain its existence in good standing pursuant to applicable Law, and (C) use its respective commercially reasonable efforts to (x) preserve its material assets, properties, Contracts or other material legally binding understandings, licenses and business organizations, (y) keep available the services of its current officers and key employees (other than where termination of such services is for cause), and (z) preserve in all material respects the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company and its Subsidiaries has material business relations, in each case, to the extent required to conduct its business in all material respects in the ordinary course of business.

(b)  From and after the date hereof and prior to the earlier of the Effective Time and the Termination Date, and except (i) as may be required by applicable Law, (ii) as may be approved in writing by Parent (which approval shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated or expressly required by this Agreement, or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)  (A) authorize, declare, set aside or pay any dividends on or make any other actual, constructive or deemed distribution with respect to its outstanding shares of capital stock or other equity or voting interest (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of the Company’s other wholly owned Subsidiaries, or (B) modify the terms of any shares of its capital stock or other equity or voting interests;

(ii)  split, combine, adjust, subdivide or reclassify any of its capital stock or other equity voting interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity voting interest, except (A) as may be permitted by Section 6.1(b)(vii) or Section 6.1(b)(ix) or (B) any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(iii)  except for actions expressly required by the terms of a Company Benefit Plan set forth on Section 4.9(a) of the Company Disclosure Schedule as in effect on the date hereof: (A) increase compensation or benefits (including, without limitation, the salary, wages, bonus opportunities or commission opportunities) of any current or former director, officer, employee or other service provider of the Company or any of its Subsidiaries whose annual base compensation is greater than $175,000; (B) grant any (x) change of control, transaction or retention bonus, (y) severance or termination pay or deferred compensation if such pay or compensation is granted to any current or former director, officer, employee or other service provider of the Company or any of its Subsidiaries whose annual base compensation is greater than $175,000 in an amount greater than $500,000 in the aggregate or (z) equity or equity-related award; (C) establish, adopt, materially amend or modify, enter into or terminate a material Company Benefit Plan (or other material benefit or compensation plan, program, policy, agreement or arrangement that would be a material Company Benefit Plan if in effect on the date hereof); (D) take any action to accelerate the time of payment, funding (through a grantor trust or otherwise) or vesting of any material compensation or benefits (including with respect to any equity or equity-related award) due to or held by any current or former employee, director, manager, officer, or service provider of the Company or any of its Subsidiaries; or (E) hire, promote, engage (or otherwise enter into any employment or consulting agreement or arrangement with) or terminate (other than for cause), furlough or temporarily layoff any employee, director or other service provider of the Company or any of its Subsidiaries whose annual base compensation exceeds or would exceed $175,000;

(iv)  enter into or make any material loans to any of its current or former directors, employees or other service providers or make any material change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as expressly required by the terms of any Company Benefit Plan, as in effect on the date hereof;

(v)  (A) change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC rule or policy, or (B) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business;

(vi)  adopt any amendments to the Company Governing Documents or any of the Organizational Documents of any of the Company’s Subsidiaries (other than immaterial amendments to the Organizational Documents of the Company’s Subsidiaries);

(vii)  issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting stock, warrants, options or other ownership interests in the Company or any Subsidiaries of the Company or any rights to purchase or acquire interests in any issues and outstanding equity, equity-based or phantom interests, securities convertible into, exercisable for, exchangeable for or measured by reference to any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Company Equity Awards (except as otherwise required by the terms of this Agreement or the express terms of any such Company Equity Award that is in effect on the date hereof), other than issuances of shares of Common Stock in respect of any exercise of or settlement of Company Equity Awards or Company Warrants outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 6.1(b);

(viii)  except for transactions solely among the Company and its Subsidiaries or solely among the Company’s Subsidiaries, repurchase, redeem or otherwise acquire any shares of its capital stock, voting stock or any rights, warrants or options to acquire any such shares, other than the acquisition of Shares from a holder of Company Equity Awards outstanding on the date hereof in satisfaction of withholding obligations or in payment of the exercise price or settlement of the award, in each case, to the extent required by the express terms of the Company Equity Award as in effect on the date hereof;

(ix)  incur, assume, or guarantee, any indebtedness for borrowed money (including any long-term or short-term debt), except for (A) any indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries, (B) trade payables, and (C) indebtedness incurred pursuant to any existing credit facility in effect as of the date of this Agreement;

(x)  acquire, sell, lease, license, transfer, abandon, exchange or swap, or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any material portion of its properties or tangible assets, except (A) acquisitions, dispositions and sales of inventory, supplies and materials, in each case, in the ordinary course of business, or (B) pursuant to financing transactions permitted pursuant to Section 6.1(b)(ix);

(xi)  (A) amend any material Tax Return, (B) adopt or change any accounting method used for income Tax purposes, (C) change or revoke a material Tax election, (D) make a material Tax election (other than any Tax election that is recurring in nature and consistent with past practice), (E) adopt any other material change to any Tax practice or procedure, (F) surrender any claim for a material refund of Taxes, or (G) settle or compromise any material Tax proceeding for an amount in excess of the amount reserved with respect thereto;

(xii)  acquire or dispose of any real property of the Company or any of its Subsidiaries for aggregate consideration in excess of $200,000;

(xiii)  adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xiv)  make any loans advances or capital contributions to, or investments in, any other Person, except for (A) short-term extensions of credit to customers in the ordinary course of business, (B) short-term advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company’s and its Subsidiaries’ policies related thereto, and (C) loans, advances or other extensions of credit or capital contributions to, or investments in, the Company or any of its Subsidiaries;

(xv)  settle, release, waive or compromise, or offer or propose to settle, release, waive or compromise, any pending or threatened material Action or other material claim (other than any (x) Disputes or (y) Stockholder Litigation (which is governed by Section 6.15)), except for the settlement of any Action or other claim that is: (A) reflected or reserved against in the Audited Company Balance Sheet; (B) for solely monetary payments of, net of insurance recovery, no more than $200,000 in the aggregate and that (x) does not involve any admission of wrongdoing or (y) does not impose any material restriction on the business or activities of the Company or any current or future subsidiaries of the Company or Parent or its current or future subsidiaries; or (C) settled in compliance with Section 6.15;

(xvi)  incur or commit to incur any capital expenditure(s) in the aggregate in excess of the amounts set forth in Section 6.1(b)(xvi) of the Company Disclosure Schedule;

(xvii)  enter into, modify, extend, waive, terminate or allow to expire any (A) Contracts (other than any Company Material Contract) that if so entered into, modified, amended or terminated would, individually or in the aggregate, have a Company Material Adverse Effect; or (B) Company Material Contract or any Contract that would have been a Company Material Contract if such Contract was in existence as of the date of this Agreement, except for any such actions taken in the ordinary course of business with respect to any such Contracts (including related Contracts) with customers or suppliers that require by their terms the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount having an expected value less than $3 million in the aggregate over the life of such Contracts;

(xviii)  engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404, except as permitted by Section 6.1(b)(iii);

(xix)  acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material portion thereof or material equity interest therein or enter into any Contract that involves a joint venture entity, limited liability company or legal partnership (excluding commercial arrangements that do not the formation of an entity with any third Person) except in respect of any merger, consolidation or business combination among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(xx)  maintain insurance at materially less than current levels or otherwise in a manner inconsistent with past practice;

(xxi)  (i) modify, extend, terminate or enter into any Collective Bargaining Agreement or (ii) recognize or certify any labor union, works council, labor organization or other employee representative as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xxii)  implement or announce any employee layoffs, furloughs, reductions in force, plant closing, material reductions in compensation or other actions that could trigger notice requirements under the WARN Act;

(xxiii)  waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any employee or individual service provider of the Company or any of its Subsidiaries;

(xxiv)  take any action to commence contributions to or withdraw (whether partially or completely) from any Multiemployer Plan;

(xxv)  sell, assign, transfer, license, subject to any Lien (other than Permitted Liens), allow to lapse or expire, abandon, or otherwise dispose of any material Company Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business;

(xxvi)  implement, adopt or enter into any rights agreement, “poison pill” anti-takeover plan or other similar agreement; or

(xxvii)  agree or commit to take any of the foregoing actions.

(c)  Prior to the earlier of the Effective Time and the Termination Date, the Company shall use its commercially reasonable efforts to provide to Parent a monthly report setting forth a list of: (i) new suppliers, (ii) new customers, (iii) any new Contracts with suppliers or customers that would be disclosable on Section 4.16(a) of the Company Disclosure Schedule if such Contract was in existence as of the date of this Agreement and (iv) any Effect with respect to any customer or supplier that would not represent the ordinary course of business.

Section 6.2  Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.3  Access.

(a)  Subject to compliance with applicable Laws, the Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and other representatives (collectively, “Representatives”) reasonable access, solely for purposes of furthering the Offer, the Merger and the other transactions contemplated hereby or integration planning relating thereto, during normal business hours and consistent with applicable Law (including, for the avoidance of doubt, applicable Laws relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of personal data) and in accordance with the reasonable security procedures and insurance requirements established by the Company, upon reasonable advance notice, throughout the period commencing on the date hereof and through the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ properties, contracts, commitments, books and records, Contracts, personnel and commercial counterparties. All requests for access pursuant to this Section 6.3 must be directed to the Company’s CEO, CFO or President or another Person designated by the Company’s CEO, CFO or President. Any investigation conducted pursuant to the access contemplated by this Section 6.3 shall be conducted in a manner that does not unreasonably disrupt the operations of the Company or any of its Subsidiaries and will not include the right to perform invasive testing.

(b)  The foregoing notwithstanding, the Company shall not be required to afford such access or furnish such information (i) if it would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, (ii) would cause a risk of a loss of privilege or trade secret protection to the Company or any of its Subsidiaries, (iii) would constitute a violation of any applicable Law, or (iv) if such information is reasonably pertinent to any adverse legal proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided, however, that the Company will notify Parent in writing and in reasonable detail of the circumstances giving rise to any non-disclosure pursuant to the foregoing and the Company shall, and shall cause the Company’s Subsidiaries to, provide such access or disclosure of such information in the cases of the foregoing sections (i) through (iv) to the maximum extent possible.

(c)  Parent hereby agrees that all information provided to it or any of its Representatives in connection with the access contemplated by this Section 6.3 shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of December 20, 2024, between the Company and Transom Capital Group, LLC (the “Confidentiality Agreement”). Prior to the earlier of the Closing and the Termination Date, each of Parent and Merger Sub shall not, and shall not permit their respective Representatives to, contact or otherwise communicate with Persons known to Parent, Merger Sub or their respective Representatives to be the employees, customers, suppliers, distributors of the Company and its Subsidiaries regarding this Agreement or the transactions contemplated by this Agreement without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that this Section 6.3(c) shall not prohibit such contacts by Parent, Merger Sub or their respective Representatives (i) in the ordinary course of business, to the extent such contacts are unrelated to the transactions contemplated by this Agreement or the fact that the Company is pursuing the transactions contemplated by this Agreement, and none of the foregoing is disclosed, discussed, identified, used or referenced in connection with such contact or communication or (ii) as contemplated by or in furtherance of, the covenants or agreements in Section 6.12, and related to Parent’s post-closing ownership of the Company and its Subsidiaries.

Section 6.4  No Solicitation.

(a)  Subject to the provisions of this Section 6.4, from the date hereof until the earlier of the Effective Time and the Termination Date, the Company agrees that it shall not, and shall cause its Subsidiaries and its and their directors, employees and officers not to, and shall use its reasonable best efforts to cause their respective other Representatives not to, directly or indirectly, (i) solicit, initiate, propose, knowingly encourage or induce the making, submission or announcement of, or knowingly induce, encourage, facilitate or assist, any proposal, offer or inquiry that constitutes, or could reasonably be expected to lead to, an Alternative Proposal, (ii) participate, enter into or engage in any discussions or negotiations regarding an Alternative Proposal with, or furnish any nonpublic information relating to the Company or its Subsidiaries or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries to any Person (other than Parent, Merger Sub and their Affiliates and Representatives) with respect to any proposal, offer or inquiry that constitutes an Alternative Proposal (except, in each case, solely to notify such Person in response to an unsolicited inquiry that the provisions of this Section 6.4 prohibit such discussions or negotiations), (iii) approve, endorse, recommend any inquiry, offer or proposal that constitutes or could reasonably be expected to lead to, an Alternative Proposal, (iv) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Alternative Proposal, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Alternative Proposal, an “Alternative Acquisition Agreement”) or (v) authorize, propose, resolve, agree or commit to do any of the foregoing.

(b)  From the date hereof until the earlier of the Effective Time and the Termination Date, the Company shall, and shall cause its Subsidiaries and its and their directors, employees and officers to, and will use reasonable best efforts to cause its and their other Representatives to, (i) immediately cease any discussions or negotiations with any Person and its Affiliates and Representatives (other than Parent, Merger Sub and their Affiliates and Representatives) that may be ongoing in connection with any Alternative Proposal or any other proposal, offer, inquiry or request that constitutes, or could reasonably be expected to lead to, an Alternative Proposal, (ii) promptly (but no later than twenty-four (24) hours after the execution of this Agreement) request the prompt return or destruction of all non-public information concerning the Company and its Subsidiaries theretofore furnished to any such Person (other than Parent, Merger Sub and their Affiliates and Representatives) with whom a confidentiality agreement was entered into (or such non-public information was provided to) in connection with its consideration of an Alternative Proposal, (iii) cease providing any further information with respect to the Company and its Subsidiaries or any Alternative Proposal to any such Person or its Representatives, and (iv) immediately (and no later than twenty-four (24) hours after the date of this Agreement) terminate all access granted to any such Person and its Representatives to any physical or electronic data room or information (including access to the business, properties, assets, books, records or other non-public information or to personnel of the Company and its Subsidiaries).

(c)  From the date hereof until the earlier of the Effective Time and the Termination Date, if (i) the Company receives a bona fide written Alternative Proposal, (ii) the Company, its Subsidiaries and its and their Representatives have complied in all respects with their obligations pursuant to this Section 6.4(c) with respect to such Alternative Proposal, and (iii) the Company Board determines in good faith after consultation with outside legal and financial advisors that (A) such Alternative Proposal is a Superior Proposal or would reasonably be expected to result in a Superior Proposal, and (B) the failure to take the actions contemplated by this Section 6.4(c) would be inconsistent with its fiduciary duties pursuant to applicable Law, the Company may take the following actions: (1) furnish information, including nonpublic information, to the third party making such Alternative Proposal (including its respective Representatives), if, and only if, prior to so furnishing such information, the third party has executed a confidentiality agreement with the Company having provisions that are not materially less restrictive than the confidentiality provisions of the Confidentiality Agreement and under no circumstances restricts the Company from its obligations under this Agreement (including, for the avoidance of doubt, the Company’s obligations under this Section 6.4(c)) (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Alternative Proposal) (an “Acceptable Confidentiality Agreement”); and (2) engage in discussions or negotiations with the third party (including its respective Representatives) with respect to the Alternative Proposal. The Company shall promptly (and in any event within twenty-four (24) hours) (i) notify Parent in writing of any Alternative Proposal received by the Company, which notice shall identify the Person making such proposal, the material terms and conditions thereof and include copies of any written (and summaries of any oral) proposal relating thereto provided to the Company or any of its Representatives, and if the Company takes or plans to take any of the actions in the foregoing clauses (1) and (2) and (ii) make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to such Person or its Representatives pursuant to the foregoing clause (x) that was not previously made available to Parent. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 6.4(c), including any public announcement that the Company or the Company Board has made any determination contemplated under this Section 6.4(c) to take or engage in any such actions, shall not constitute a Change of Recommendation. The Company shall keep Parent reasonably informed in writing on a reasonably current basis of any material developments regarding any Alternative Proposals or any material change to the terms of any such Alternative Proposal (and in any event within twenty-four (24) hours of such material developments or changes).

(d)  Except as expressly permitted pursuant to Section 6.4(e) or Section 6.4(f), the Company shall not, and shall cause Company Board not to, as of the execution of this Agreement, (i) withhold, withdraw or qualify or modify in any manner adverse to Parent, or propose to withhold, withdraw or qualify and/or modify in any manner adverse to Parent, the Recommendation, (ii) authorize, adopt, approve, endorse, recommend or otherwise declare advisable or resolve to authorize, adopt, approve, endorse, recommend or otherwise declare advisable any Alternative Proposal, (iii) with respect to any Alternative Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, fail to take any formal action or fail to make any recommendation or public statement against acceptance of such offer within five (5) Business Days of commencement of such offer, (iv) fail to include the Recommendation in the Schedule 14D-9, (v) approve, adopt or authorize any acquisition agreement, merger agreement or similar agreement with respect to an Alternative Proposal (other than a confidentiality agreement in accordance with this Section 6.4), (vi) fail to publicly reaffirm the Recommendation within five (5) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation more than once per proposal, unless such proposal is amended, modified or supplemented), (vii) commit or agree to do any of the foregoing (any such action described in the foregoing clauses (i) through (vi) or, to the extent related to the foregoing clauses (i) through (vi), clause (vii), a “Change of Recommendation”), or (viii) cause or permit the Company to enter into any Alternative Acquisition Agreement.

(e)  Anything to the contrary set forth in this Agreement notwithstanding, prior to the Offer Acceptance Time, the Company Board may, in response to a bona fide unsolicited written Alternative Proposal received by the Company after the date of this Agreement that the Company Board has determined in good faith, after consultation with outside legal and financial advisors, that such Alternative Proposal constitutes a Superior Proposal, (x) make a Change of Recommendation and/or (y) cause the Company to terminate this Agreement pursuant to Section 8.1(g); provided, however, that the Company Board shall only be entitled to make such a Change of Recommendation with respect to an Alternative Proposal or cause any termination of this Agreement pursuant to Section 8.1(g) to enter into an Alternative Acquisition Agreement with respect to an Alternative Proposal, if and only if:

(i)  the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable Law;

(ii)  solely in the event of any termination of this Agreement in order to cause or permit the Company or its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Alternative Proposal which constitutes a Superior Proposal under this sub-clause (ii) of this Section 6.4(e), the Company and its Subsidiaries have complied in all respects with their obligations pursuant to this Section 6.4 with respect to such Alternative Proposal;

(iii)  (A) the Company shall have given Parent at least four (4) Business Days’ written notice (such notice, a “Superior Proposal Notice”, and the four (4) Business Days’ period following the delivery of such Superior Proposal Notice, the “Superior Proposal Notice Period”) advising Parent of its intention to make such a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(g), which Superior Proposal Notice shall include (x) that the Company Board has received a bona fide unsolicited Alternative Proposal that has not been withdrawn, (y) that the Company Board concluded in good faith that such Alternative Proposal constitutes a Superior Proposal and (z) a description of the terms and conditions of the Superior Proposal that is the basis for the Change of Recommendation or termination pursuant to Section 8.1(g) and copies of all documents and agreements relating to such Alternative Proposal, the identity of the Person or “group” of Persons making the Superior Proposal and a copy of any proposed definitive agreement for such Alternative Proposal, (B) prior to effecting such Change of Recommendation or termination pursuant to Section 8.1(g), the Company and its Representatives, during the Superior Proposal Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board would determine that such Alternative Proposal would cease to constitute a Superior Proposal; provided that any amendment to the financial terms of, or any other material revisions, updates or supplements to the terms of the Superior Proposal shall commence a “Superior Proposal Notice Period” under clause (A) of this Section 6.4(e) of three (3) Business Days and the Company will be required to deliver a new Superior Proposal Notice to Parent and comply with the requirements under this clause (iii) of this Section 6.4(e), and (C) at the end of the applicable Superior Proposal Notice Period, after taking into account any revisions or commitments made by Parent to amend the terms of this Agreement during the Superior Proposal Notice Period, the Company Board concludes in good faith and after consultation with its financial advisor and outside legal counsel that the Superior Proposal giving rise to the Superior Proposal Notice continues to constitute a Superior Proposal, and the failure to effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(g) would continue to be inconsistent with fiduciary duties pursuant to applicable Law; and

(iv)  solely in the event of any termination of this Agreement in order to cause or permit the Company and its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Alternative Proposal that constitutes a Superior Proposal under clause (ii) of this Section 6.4(e), the Company shall have validly terminated this Agreement in accordance with Section 8.1(g), including paying the Termination Fee in accordance with Section 8.3(a) prior to or concurrently with the termination of this Agreement.

(f)  Anything to the contrary set forth in this Agreement notwithstanding, prior to the Offer Acceptance Time, the Company Board may, in response to an Intervening Event, make a Change of Recommendation if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to take such action would be inconsistent with its fiduciary duties under applicable Law, if and only if:

(i)  the Company shall have given Parent at least four (4) Business Days’ written notice (an “Intervening Event Notice” and such four (4) Business Days’ period following the delivery of such Intervening Event Notice, the “Intervening Event Notice Period”) advising Parent of its intention to make such a Change of Recommendation, which Intervening Event Notice shall include a description of the applicable Intervening Event in reasonable detail;

(ii)  Prior to effecting the Change of Recommendation, during the Intervening Event Notice Period, the Company and its Representatives must have negotiated with Parent (to the extent Parent desires to so negotiate) and its Representatives in good faith to make such adjustments to the terms and conditions of this Agreement so that the Company Board no longer determines that the failure to make the Change of Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law, provided, that any change in the applicable Intervening Event shall require the Company to provide a new written “Intervening Event Notice Period” to Parent pursuant to Section 6.4(f)(i) and begin a new negotiation period of three (3) Business Days; and

(iii)  at the end of the applicable Intervening Event Notice Period, the after taking into account any adjustments or commitments made by Parent to amend the terms of this Agreement during the Intervening Event Notice Period, the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure of the Company Board to make such Change of Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law.

(g)  Nothing contained in this Agreement shall prohibit the Company or the Company Board (or any committee thereof) from disclosing to its stockholders a position limited to the information described in Rule 14d-9(f) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder.

(h)  “Alternative Proposal” means any proposal or offer made by any Person or group of Persons (other than Parent or Merger Sub or their Affiliates) relating to or concerning any transaction or series of related transactions (other than the transactions contemplated hereby) involving:

(i)  a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or other transaction involving the Company, in each case, as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least eighty percent (80%) of the total voting power of the Company or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction,

(ii)  the direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Parent or Merger Sub or their Affiliates or any group that includes Parent or Merger Sub or their Affiliates), of assets constituting or accounting for more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition), or

(iii)  the direct or indirect acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Parent or Merger Sub or their Affiliates or any group that includes Parent or Merger Sub or their Affiliates), whether from the Company or any other Person(s) of more than twenty percent (20%) of the outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons (in each case, other than the Parent or Merger Sub or their Affiliates or any group that includes Parent or Merger Sub or their Affiliates) that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 20% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer.

(i)  “Superior Proposal” means a bona fide written Alternative Proposal that was not the result or effect of a violation of Section 6.4(a) and was made by a Person that is not an Affiliate of the Company, substituting in the definition thereof “fifty percent (50%)” for each of “twenty percent (20%)” and “eighty percent (80%)” in each place each such phrase appears, that the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors is fully financed or reasonably capable of being fully financed and reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including the sources of and terms of financing, the form of consideration, the timing of and conditions to closing and certainty of closing) and the identity of the Person making the proposal and other aspects of the Alternative Proposal, and if consummated, would be more favorable from a financial point of view to the stockholders of the Company (in their capacity as such) than the transactions contemplated by this Agreement (taking into account any revisions to this Agreement made or proposed to be made in writing by Parent prior to or in response to such Alternative Proposal).

(j)  “Intervening Event” means any event, change, occurrence or development that is unknown and not reasonably foreseeable to the Company Board as of the date hereof, or if known and reasonably foreseeable to the Company Board as of the date hereof, the material consequences of which were not known and reasonably foreseeable to the Company Board as of the date hereof, and does not relate to: (i) any Alternative Proposal, (ii) the mere fact, in and of itself, that the Company meets or exceeds any internal or published or third-party projections, forecasts, estimates or prediction of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading of the Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account), or (iii) Parent or its Affiliates (disregarding the proviso in the definition of “Affiliates” for such purpose).

(k)  The Company agrees that any action or inaction taken by a Representative of the Company or any of its Subsidiaries acting on behalf of, at the direction of or in concert with the Company or any of its Subsidiaries will be deemed to constitute a breach by the Company of this Section 6.4 as if such action or inaction would constitute a breach of this Section 6.4 if such action or inaction were taken by the Company. Accordingly, the Company will not authorize, direct or knowingly permit any Representative of the Company to breach this Section 6.4, and upon becoming aware of any breach or threatened breach of this Section 6.4 by an employee or Representative of the Company, shall use its reasonable best efforts to stop such breach or threatened breach.

Section 6.5  Approval of Merger. The Merger shall be governed by, and effected under, Section 251(h) of the DGCL and shall be effected by Parent, Merger Sub and the Company as soon as practicable following consummation of the Offer, without a vote of the Company Stockholders, pursuant to Section 251(h) of the DGCL.

Section 6.6  Employee Matters.

(a)  For a period of one (1) year following the Effective Time (or, if earlier, the termination date of the applicable Company Employee), Parent shall cause to be provided to each non-union employee of the Company and its Subsidiaries as of immediately prior to the Effective Time who remains so employed immediately following the Effective Time (“Company Employees”) (i) base salary or hourly wage rate, as applicable, that is no less favorable than the base salary or hourly wage rate, as applicable, that was provided to the Company Employee immediately before the Effective Time, and (ii) employee benefits (excluding defined benefit pension, equity or equity-based, nonqualified deferred compensation, change in control, retention, long-term incentive, severance or retiree or post-employment health or welfare benefits) that are substantially comparable in the aggregate to those employee benefits provided to the Company Employee immediately before the Effective Time under the Company Benefit Plans set forth on Section 4.9(a) of the Company Disclosure Schedule (subject to the same exclusions).

(b)  For purposes of vesting of 401(k) contributions, eligibility to participate and level of paid time off and severance benefits under the employee benefit plans of Parent or its applicable Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was credited, before the Effective Time, with such service for the same purpose under any similar Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or with respect to any defined benefit pension plan. In addition, and without limiting the generality of the foregoing, for the plan year in which the Effective Time occurs, Parent or its applicable Subsidiary shall use commercially reasonable efforts to (i) cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to and replaces a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing group medical, dental, pharmaceutical or vision benefits to any Company Employee, cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plan, and (iii) cause any eligible expenses paid by and credited to such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date of the Effective Time to be taken into account under the corresponding New Plan providing group health benefits for purposes of satisfying all corresponding deductible and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the plan year that includes the Effective Time as if such amounts had been paid in accordance with such New Plan.

(c)  Without limiting the generality of Section 9.11, the provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and no current or former director, employee or consultant or any other Person shall be a third-party beneficiary of this Agreement. Nothing herein shall (i) be construed as an establishment of or amendment to any Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose, (ii) prohibit or limit the ability of Parent or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement or (iii) guarantee employment for any period of time.

Section 6.7  Efforts.

(a)  Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement in the most expeditious manner reasonably practicable after the date hereof and in any event prior to the End Date, including (i) causing all of the Offer Conditions and all of the conditions to the Closing set forth in Article 7 to be satisfied, (ii) the obtaining and maintaining of all necessary actions or non-actions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods (including the Specified Approvals) from Governmental Entities and the making of all necessary registrations, notifications and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining and maintaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for or triggered by the consummation of the transactions contemplated by this Agreement under any contract or agreement or otherwise.

(b) The parties hereto shall, and shall cause their respective Affiliates to, use reasonable best efforts to (i) cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, or with respect to, any third parties or Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including in connection with the Specified Approvals) and (B) promptly making all such filings and timely obtaining all such consents, permits, authorizations, waivers, clearances, approvals or expirations or terminations of waiting periods, (ii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity and (iii) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections or resist or contest any Action, if any, as any federal or state antitrust enforcement authorities or any other Governmental Entity or other Person may assert or bring under any applicable Law (including any Antitrust and Foreign Investment Law) with respect to the transactions contemplated hereby (including in connection with the Specified Approvals), and to avoid or eliminate each and every impediment under any Law (including any Antitrust and Foreign Investment Law) that may be asserted by any Governmental Entity with respect to the Offer, the Merger or the other transactions contemplated by this Agreement so as to enable the Closing to occur as promptly as practicable after the date hereof, including (x) proposing, negotiating, committing to, agreeing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or disposition of any and all of the equity interests, assets (whether tangible or intangible), products or businesses of Parent or its Subsidiaries or of the Company or its Subsidiaries, (y) otherwise taking or committing to take any actions that after the Closing Date would limit Parent’s or its Subsidiaries’ (including the Surviving Corporation’s) freedom of action with respect to, or their ability to retain or hold, directly or indirectly, one or more of their Subsidiaries’ (including the Surviving Corporation’s), equity interests, assets (whether tangible or intangible), products, or businesses, including any agreement to provide notice to or obtain prior approval from any Governmental Entity of or for any future transaction, or (z) creating, terminating or divesting relationships, ventures, contractual rights or obligations of Parent or its Subsidiaries or the Company or its Subsidiaries; provided that neither the Company nor any of its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of the Company or any of its Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to the Company or its Subsidiaries only from and after the Effective Time in the event that the Closing occurs. Except as otherwise permitted under this Agreement, the Company, Parent and Merger Sub shall not (and shall cause their Subsidiaries not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing. In the event that any information in the filings submitted pursuant to this Section 6.7 or any such supplemental information furnished in connection therewith is deemed confidential by either party, the parties shall use their reasonable best efforts to maintain the confidentiality of the same, and the parties shall seek authorization from the applicable Governmental Entity to withhold such information from public view. Neither Parent, Merger Sub nor any of their Subsidiaries shall withdraw any registrations, applications, declarations, reports, submissions or other filings with, or any notices to, any Governmental Entity relating to the Offer, the Merger and the other transactions contemplated by this Agreement, or enter into any timing agreement or agreement not to consummate the Offer, the Merger or the other transactions contemplated by this Agreement for any period of time, without the Company’s prior written consent.

(c)  Between the date hereof and the earlier of the Effective Time and the Termination Date, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, enter into or consummate any agreement for an acquisition (by stock purchase, merger, consolidation, asset purchase, license or otherwise) that would reasonably be expected to (x) prevent, materially impair or materially delay the obtaining of, or result in not obtaining or adversely affect in any material respect the ability of Parent or its Affiliates to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Entity or the expiration or termination of any applicable waiting period necessary to consummate the Offer, the Merger or the other transactions contemplated by this Agreement, or (y) materially increase the risk of any Governmental Entity entering an order, ruling, judgment or injunction prohibiting the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, or of the failure to be satisfied of any conditions set forth in Section 7.1.

(d)  The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other actions pursuant to this Section 6.7, and, subject to applicable legal limitations, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications (or, if not in writing, advise the other party orally of such notices or communications) received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Without limiting Parent’s obligations under this Section 6.7, Parent shall have the right to control the development and implementation of any strategy with respect to obtaining consents, clearances, authorizations and orders from any Governmental Entity and approvals pursuant to applicable Antitrust and Foreign Investment Laws, including (i) the process and strategy for responding to any formal or informal request for additional information and documents, (ii) the content of, and analysis contained in, any filings, notifications or communications (whether written or oral) with any Governmental Entity or (iii) whether to extend or restart the waiting, review or investigation period under any applicable Antitrust and Foreign Investment Laws; provided that Parent shall consult with and consider in good faith the views of the Company prior to making any decisions with respect to such strategy. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that Parent and the Company may, as each deems advisable and necessary, reasonably designate any sensitive materials provided to the other under this Section 6.7(d) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 6.7, materials provided pursuant to this Section 6.7 may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (y) as necessary to comply with contractual agreements and (z) as necessary to address reasonable privilege or confidentiality concerns. Each of the Company, Parent and Merger Sub agrees not to participate in any meeting or discussion, in person, by videoconference or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance, considers in good faith the views of the other party with respect to such meeting or discussion, and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(e)  In furtherance and not in limitation of the covenants of the parties contained in this Agreement, including in this Section 6.7, if any administrative or judicial Action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company, Parent and Merger Sub shall reasonably cooperate with each other and shall use their respective reasonable best efforts to contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any Action, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

(f)  Except as otherwise set forth in this Agreement, including this Section 6.7, nothing contained in this Agreement shall give Parent, Merger Sub, or any of its Affiliates, directly or indirectly, the right to control, supervise or direct the operations of the Company or any business thereof prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control, supervision and direction over the Company and its business operations.

Section 6.8  Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation, or any registration rights, rights agreement, “poison pill” anti-takeover plan or similar agreement is or becomes applicable to the Offer, the Merger, the other transactions contemplated hereby or the Transaction Documents, the Company shall and shall cause the Company Board to take all actions within their power to grant such approvals and take such actions as are reasonably necessary so that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to eliminate or minimize the effects of such statute, regulation, rights, plan or agreements on the Offer, the Merger and the other transactions contemplated hereby or the Transaction Documents.

Section 6.9  Public Announcements. The Company, on the one hand, and Parent, on the other hand, will obtain the other party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) before the issuance of (a) providing any press release or other public statement (or statements reasonably likely to become public) or comment, (b) participating in any media interviews, or (c) engaging in any meetings or calls with analysts, institutional investors or other similar Persons, in each case, relating to this Agreement or the transactions contemplated herein and except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity, (ii) to the extent not inconsistent in any material respect with previous communications made by the parties in compliance with this Section 6.9, (iii) (x) in the case of Parent or Merger Sub, with respect to an Alternative Proposal or a Change of Recommendation or (y) in the case of the Company, with respect to an Alternative Proposal or a Change of Recommendation that complies with Section 6.4, or (iv) in the case of Parent, with respect to communications that are principally directed to any existing or prospective general or limited partners, equity holders, members and investors of Parent or its Affiliates with respect to fundraising, marketing, informational or reporting activities, so long as such communications are consistent in all material respects with prior communications previously agreed to by the Company and Parent. Parent and the Company agree to issue a joint press release as the first public disclosure of this Agreement and will be in a form mutually agreed by the Company and Parent.

Section 6.10  Indemnification and Insurance.

(a)  Parent, Merger Sub and the Company agree that all rights to exculpation, indemnification and advancement of expenses in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries, as provided in the Company Governing Documents or the Organizational Documents of any Subsidiaries of the Company, or in any agreement of the Company and its Subsidiaries, as applicable, shall (i) survive the Merger and continue at and after the Effective Time in full force and effect and (ii) for a period of no less than six (6) years after the Effective Time, shall be maintained in effect by Parent and the Surviving Corporation, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action or resolution of such claim, even if beyond such six-year period. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.10.

(b)  The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), to the fullest extent permitted under applicable Law, for a period of six (6) years from the Effective Time, indemnify and hold harmless each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or its Subsidiaries (each, an “Indemnified Party”) against any costs or expenses (including reasonable and documented attorneys’ fees and expenses), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened Action, arising out of, relating to or in connection with any act or omission occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company or its Subsidiaries), whether asserted or claimed prior to, at or after the Effective Time, and advance funds to any Indemnified Party in respect of the foregoing costs and expenses, provided that the Indemnified Party to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances if it is ultimately determined by a court of competent jurisdiction in a final and non-appealable adjudication that such Indemnified Party is not entitled to indemnification. In the event of any such Action, Parent and the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

(c)  At or prior to Effective Time, the Company shall, at the sole cost and expense of Parent, obtain a directors’ and officers’, employment practices and fiduciary liability “tail” insurance covering the Indemnified Parties with respect to matters arising on or before the Effective Time with an extended reporting period ending on the sixth (6th) anniversary of the Effective Time; provided, however, that the “tail” insurance annual premiums shall not be in excess of three-hundred percent (300%) of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto.

(d)  Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.10.

(e)  The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Governing Documents, the certificate of incorporation or bylaws of the Surviving Corporation or the Organizational Documents of any Subsidiaries of the Company or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 6.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)  In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

Section 6.11  Equity Financing.

(a)  Subject to the terms and conditions of this Agreement, Parent will not (without the prior written consent of the Company) permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter, if such amendment, modification or waiver would reasonably be expected to: (i) reduce the aggregate amount of the Equity Financing, except as otherwise expressly permitted under the Equity Commitment Letter; (ii) impose new or additional conditions, contingencies or other terms; or (iii) otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that, in each case, would be reasonably expected to (A) delay or prevent the occurrence of the Closing; or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect; or (iv) adversely impact the ability of Parent or the Company, as applicable, to enforce its rights against the other parties to the Equity Commitment Letter or the definitive agreements with respect thereto. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter, as amended or modified in accordance with this Section 6.11, and (2) “Equity Commitment Letter” will include such document, as amended or modified in compliance with this Section 6.11.

(b)  Subject to the terms and conditions of this Agreement, Parent will use, or cause to be used, reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all thing necessary, proper or advisable to obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including by using reasonable best efforts to (i) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (ii) comply with its obligations under the Equity Commitment Letter; (iii) satisfy on a timely basis all conditions to funding that are applicable to Parent in the Equity Commitment Letter; (iv) consummate the Equity Financing at or prior to the Closing, including causing the Equity Investor to fund the Equity Financing at the Closing; (v) comply with its obligations pursuant to the Equity Commitment Letter; and (vi) enforce its rights pursuant to the Equity Commitment Letter.

(c)  Parent will keep the Company reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Equity Financing. Without limiting the generality of the foregoing, Parent must give the Company prompt notice (and in any event, within two (2) Business Days) (i) if Parent becomes aware of any breach (or, to the Knowledge of Parent, threatened breach) or default (or any event or circumstance that, with or without notice or lapse of time, or both, could reasonably be expected to give rise to any breach or default) by any party to the Equity Commitment Letter or definitive agreement related to the Equity Financing; (ii) if Parent becomes aware of the receipt by Parent or Merger Sub of any oral or written notice or communication from the Equity Investors with respect to any (1) actual or potential material breach (or threatened material breach), default, termination or repudiation by any party to the Equity Commitment Letter or any definitive agreement related to the Equity Financing of any provisions of the Equity Commitment Letter or such definitive agreement or (2) material dispute or disagreement between or among any parties to the Equity Commitment Letter; (iii) if for any reason any of Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter or any definitive agreements related to the Equity Financing; and (iv) any amendment or modification of, or waiver under, the Equity Commitment Letter. Parent will provide any additional information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event with two (2) Business Days) after the date that the Company delivers a written request therefor to Parent.

Section 6.12  Financing Cooperation.

(a)  Prior to the Closing, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries and their respective employees, officers, directors and representatives to use reasonable best efforts to provide, all cooperation, take such actions and do all things that are necessary, customary, proper or advisable requested by Parent or its designee in writing to assist Parent or its designee in the arrangement of the Debt Financing including, but not limited to, when reasonably requested by Parent and/or such designee, (1) participating in, and instructing the senior officers of the Company and/or its Subsidiaries with appropriate expertise, at reasonable times and upon reasonable notice, to virtually or telephonically participate in customary bank meetings and presentations, customary and reasonable due diligence sessions and similar presentations to and with prospective lenders and investors, (2) assisting with the preparation of customary materials for bank information memoranda, ratings agency materials, lender presentations and other customary marketing materials required in connection with the Debt Financing, (3) executing and delivering customary certificates (including, without limitation, a solvency certificate and borrowing base certificate of the chief financial officer as of the Closing Date) or other documents and instruments relating to the Debt Financing (including agreements pledging, granting a security interests in, and otherwise granting Liens on, the assets of the Company and/or any of its Subsidiaries, the direct parent thereof, and their respective Subsidiaries), provided, that no such certificates, pledges, grants or security interest or Liens shall be effective prior to the Closing, (4) delivering to Parent and its designee reasonable and customary financial and operating information with respect to the Company and/or its Subsidiaries customarily provided in connection with transactions of this type, to the extent requested by Parent or such designee, including, without limitation, such financial and operating information as reasonably necessary to satisfy the conditions required by paragraphs 1, 3, 5, 6 and 9 of Exhibit C to the debt commitment letter contemplated as part of the Debt Financing (or the analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required hereunder), (5) cooperating in the commercially reasonable due diligence and marketing efforts for the Debt Financing, (6) providing to Parent and the Debt Financing Parties, at least ten (10) Business Days prior to the Closing Date, all documentation and other information required in connection with the Debt Financing by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended and the requirements of 31 C.F.R. § 1010.230 to the extent requested at least seven Business Days prior to the Closing Date, (7) taking all corporate, limited liability company or similar administrative or organizational actions reasonably necessary to permit the consummation of the Debt Financing, such as by having the board of directors, managers, members, or other equivalent governing bodies of the Company and/or any of its Subsidiaries or any of their direct parents provide, and causing their respective representatives to provide, any resolutions, consents or approvals on behalf of such Person as may be reasonably required by the Debt Financing Parties at or as of the Closing, (8) providing and causing senior management of the Company and/or its Subsidiaries and their representatives to provide reasonable assistance with the preparation of and providing information for disclosure schedules required for the definitive documentation in respect of the Debt Financing (including schedules to the credit agreement(s), any pledge and security documents, perfection certificates and customary closing certificates) and, subject to any and all customary qualifications, pro forma financial statements, (9) providing customary payoff letters and Lien releases for the indebtedness repaid pursuant thereto (and cooperating with Parent and/or its designee in the negotiation and delivery thereof), which shall be in form and substance reasonably acceptable to Parent, and (10) assisting with the provision of deposit account control agreements, landlord lien waivers and bailee waivers (or similar agreements), insurance certificates and the pledge of stock certificates and facilitate the pledge of any other collateral, in each case, as reasonably requested by Parent or its Affiliates and effective at or as of the Closing; provided, that, notwithstanding anything in this Agreement to the contrary, nothing herein shall require such cooperation to the extent it would (i) unreasonably interfere with or disrupt the conduct of the business or operations of the Company and its Subsidiaries, (ii) require, in connection with the Debt Financing, the Company or any of its Subsidiaries to pay any commitment or other fees or reimburse any expenses prior to the Closing Date (unless reimbursed in accordance with the terms hereof), or provide any security, provide any agreements, opinions, certificates or other instruments or otherwise incur any Liability or give any indemnities, in each case, that are not contingent on the Closing Date, (iii) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under any applicable Laws or material Permit or any material Contract or this Agreement or any other Transaction Document, (iv) require the Company or any of its Subsidiaries or any Persons who are pre-Closing directors, managers or members of the Company or any of its Subsidiaries to pass resolutions or consents to approve the agreements, documents and instruments pursuant to which the Debt Financing is obtained or approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, in connection with the Debt Financing that will be effective prior to the Closing (other than under subclause (6) above), (v) cause any representation, warranty or covenant in this Agreement or any other Transaction Document to be breached by the Company or any of its Subsidiaries, (vi) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability with respect to the Debt Financing, (vii) result in disclosure of any information that would jeopardize attorney-client privilege or constitutes attorney work product, contravenes any applicable Laws, or breaches any duty of confidentiality under any material contractual obligation (which duty of confidentiality was not agreed to in contemplation of avoiding disclosure pursuant to the terms hereof), or (viii) require the Company or any of its Subsidiaries to enter into any instrument or agreement whatsoever in connection with the Debt Financing that will be effective prior to the Closing Date (other than under subclause (6) above). Nothing contained in this Section 6.12 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon written request by the Company, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (limited, in the case of legal costs and expenses, to the reasonable and documented out-of-pocket costs and expenses of outside counsel to the Company and its Subsidiaries taken as a whole and excluding allocated costs of in-house counsel and other legal services) incurred by the Company or any of its Subsidiaries in connection with any cooperation provided pursuant to this Section 6.12 in connection with the Debt Financing, which shall not exceed, the aggregate, $200,000 (the “Reimbursement Cap”), and shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all actual claims, counterclaims and liabilities suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any action taken by them at the request of Parent or its representatives pursuant to this Section 6.12, except to the extent any such claims, counterclaims and liabilities resulted from the gross negligence, bad faith, fraud or willful misconduct of the Company, its Affiliates and/or their Representatives as determined by a court of competent jurisdiction in a final non-appealable judgment. The Company, on behalf of itself and its Subsidiaries, consents to the customary and reasonable use of its and their logos solely in connection with any Debt Financing; provided, that, such logos are not used in manner that is intended to, or reasonably likely to, harm or disparage the Company and its Subsidiaries or the reputation or goodwill of the Company and its Subsidiaries.

(b)  All information regarding the Company or any of its Affiliates obtained by Parent or its Representatives pursuant to this Section 6.12 shall be kept confidential in accordance with this Agreement and the Confidentiality Agreement; provided, that, notwithstanding the foregoing or anything to the contrary contained herein or therein, Parent or its Affiliates or its or their respective Representatives may disclose such information and this Agreement to the Debt Financing Related Persons.

(c)  Notwithstanding anything in this Agreement to the contrary, Parent expressly acknowledges and agrees that neither the availability nor terms of the Debt Financing or any alternate financing are conditions to the obligation of Parent to effect the Closing. The parties hereto acknowledge and agree that the provisions contained in this Section 6.12 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of the Debt Financing to be obtained by Parent with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the debt commitment letters shall be deemed to expand or modify such obligations.

(d)  The Company will be deemed to be in compliance with Section 6.12(a) unless and until (i) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act, which could be believed to be a breach of this Section 6.12, (ii) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which shall not require the Company or its Affiliates to provide any cooperation that it would not otherwise be required to provide under this Section 6.12) and (iii) the Company fails to take the actions specified on such Non-Cooperation Notice within three (3) Business Days from receipt of such Non-Cooperation Notice.

Section 6.13  Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq and the SEC to enable the de-listing by the Surviving Corporation of the Common Stock from Nasdaq and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.14  Rule 16b-3. The Company shall take all steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15  Stockholder Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all stockholder litigation commenced against the Company and/or its directors and/or officers (such litigation or claim, “Stockholder Litigation”) (including by providing true, correct and complete copies of all pleadings and material written communications with respect thereto) relating to the Merger or the other transactions contemplated by this Agreement and shall keep Parent reasonably informed of the status thereof. Without limiting the foregoing, the Company shall (a) give Parent the opportunity to review and propose comments with respect to all filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filings or submission, and the Company shall consider such comments in good faith, (b) give Parent the opportunity to participate (at Parent’s sole cost and expense) in the defense, prosecution or settlement of any Stockholder Litigation, (c) consult with Parent with respect to the defense, prosecution or settlement of any Stockholder Litigation, and (d) not compromise, settle or come to an arrangement regarding, or agree to compromise or settle, any Stockholder Litigation without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). For the purposes of this Section 6.15, “participate” means that Parent and the Company will jointly cooperate in the proposed strategy and any other significant decisions with respect to the stockholder litigation by the Company, with no such significant decisions being made without the approval of the other.

Section 6.16  14d-10 Matters. Prior to the Offer Acceptance Time, the compensation committee of the Company Board shall (a) approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, each plan, program, agreement or arrangement between Parent, the Company or their respective Affiliates and any of the current or former officers, directors or employees of the Company that are entered into or established on or before the date hereof (including the terms of Section 3.3, Section 6.6 and Section 6.10) or are entered into or established after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and (b) take all steps reasonably necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to each such plan, program, agreement or arrangement.

Section 6.17  Obligations of Parent. Parent shall cause Merger Sub and each of Parent’s other Subsidiaries, and the Surviving Corporation, to comply with, duly perform, satisfy and discharge on a timely basis, all of their respective covenants, obligations and liabilities under this Agreement, and Parent shall be jointly and severally liable with its Subsidiaries for the due and timely performance, satisfaction and discharge of each of said covenants, obligations and liabilities.

Section 6.18  No Employment Discussions. Except as approved by the Company Board, at all times prior to the Offer Acceptance Time, Parent and Merger Sub will not, and will not permit any of their Subsidiaries or controlled Affiliates to authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any executive officer of the Company (a) regarding any continuing employment or consulting relationship with the Surviving Corporation from and after the Effective Time, (b) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Common Stock or (c) pursuant to which such individual would agree to provide, directly or indirectly, equity funding or investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

Section 6.19  Payoff Letters; Transaction Expenses. Prior to the Closing Date, the Company shall deliver to Parent, (a)(i) customary payoff letters duly executed by the holders of indebtedness set forth in Section 6.19(a) of the Company Disclosure Schedule, in form and substance reasonably satisfactory to the Company and Parent, to evidence the repayment and satisfaction in full of such indebtedness and all other obligations and liabilities related thereto (subject to any contingent indemnification and expense reimbursement obligations for which no claim has been asserted under the loan documents governing such indebtedness that by the express terms of such loan documents survive such repayment), and (ii) releases or terminations (duly executed and in recordable form, if applicable) of any Liens on the properties, assets and equity interests of the Company and/or any of its Subsidiaries relating to the indebtedness referred to in clause (a)(i) of this Section 6.19, which releases or terminations shall be effective upon payment of the applicable indebtedness referred to in such clause (a)(i), and (b) invoices from the vendors set forth in Section 6.19(b) of the Company Disclosure Schedule to reasonably evidence the payment and satisfaction of such transaction expenses as of the Closing; provided, in each case, that drafts of the payoff letters, releases or terminations described in clauses (a)(i) and (a)(ii) above shall be provided to Parent at least five (5) Business Days prior to the Closing Date.

Section 6.20  Company SEC Documents. From the date of this Agreement to the Effective Time, the Company will use its commercially reasonable efforts to timely file with the SEC all Company SEC Documents required to be filed by it under the Exchange Act or the Securities Act during such period.

Section 6.21  Resignations. If requested by Parent prior to the Effective Time, the Company shall cause to be delivered to Parent resignations executed by each director of the Company and its Subsidiaries as of immediately prior to the Effective Time, in their capacities as such, effective upon the Effective Time.

Section 6.22  MX Stock Transfers. On or prior to the Offer Acceptance Time, the Company shall cause each MX Minority Owner and each applicable Company Mexican Subsidiary to enter into a stock transfer agreement, in customary form and reasonably acceptable to Parent, with Parent (or its designee) and the applicable Company Mexican Subsidiary, pursuant to which Parent (or its designee) will purchase and acquire from such MX Minority Owner the share of capital stock of the applicable Company Mexican Subsidiary held of record by such MX Minority Owner, subject to and effective as of the Closing (each, a “MX Stock Transfer Agreement”).

Article 7
CONDITIONS TO THE MERGER

Section 7.1  Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company, to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a)  Consummation of the Offer. The Offer Acceptance Time shall have occurred and Merger Sub shall have irrevocably accepted for payment all of the shares of Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

(b)  No Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other order by any Governmental Entity of competent jurisdiction shall have been issued or entered and shall continue to be in effect, and no Law shall have been enacted, entered, enforced, adopted or deemed applicable to the Merger that remains in effect, in each case that enjoins or prohibits the consummation of the Merger.

Article 8
TERMINATION

Section 8.1  Termination or Abandonment. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)  at any time prior to the Offer Acceptance Time, by the mutual written consent of the Company and Parent;

(b)  by either the Company or Parent, if the Offer Acceptance Time shall not have occurred on or before 11:59 p.m. Central Time, on September 17, 2025 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a party that has breached in any material respect its obligations or any provision under this Agreement in any manner that shall have been the primary cause of, or primarily resulted in, the failure of the Offer Acceptance Time to occur on or before the End Date;

(c)  by either the Company or Parent, if at any time prior to the Offer Acceptance Time, (i) any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar order permanently enjoining, prohibiting, restricting, or making illegal the acceptance of payment for Shares pursuant to the Offer or the consummation of the Merger or the transactions contemplated by this Agreement, and such injunction or order shall have become final and non-appealable, or any action has been taken by any Governmental Entity of competent jurisdiction, that in each case, enjoins, prohibits, restricts or makes illegal the acceptable of payment for Shares pursuant to the Offer or the consummation of the Merger or the transactions contemplated by this Agreement or (ii) any Law or order has been enacted, entered, enforced or deemed applicable to the acceptance of payment for Shares pursuant to the Offer or the consummation of the Merger or the transactions contemplated by this Agreement that enjoins, prohibits, restricts or makes illegal the acceptance of payment for Shares pursuant to the Offer or the consummation of the Merger or the transactions contemplated by this Agreement; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall not have breached in any material respect its obligations or any provision under this Agreement (including, for the avoidance of doubt, Section 6.7) in any manner that shall have been the primary cause of, or primarily resulted in, the issuance or entry of such injunction or similar order;

(d)  by either the Company or Parent, at any time prior to the Offer Acceptance Time, if the Offer shall have expired in accordance with its terms (as extended in accordance with the terms of this Agreement) and the Offer Acceptance Time shall not have occurred solely as a result of the failure to satisfy the Minimum Condition; provided, that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 8.1(d) shall not be available to a party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of, or primarily resulted in, the occurrence of the events described in this Section 8.1(d);

(e)  by the Company, if Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would reasonably be expected to have a Parent Material Adverse Effect and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) days (or, if earlier, prior to the End Date) following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if such breach or failure to perform has been cured prior to such termination, if curable; provided, that the Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(e) if the Company is then in breach of any representation, warranty, agreement or covenant contained in this Agreement that would result in the failure of any of the Offer Conditions to be satisfied (if such Offer Condition were tested as of the date of such breach);

(f)  by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of any of the Offer Conditions to be satisfied and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) days (or, if earlier, prior to the End Date) following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(f) if such breach or failure to perform has been cured prior to such termination, if curable; provided, that Parent shall not have a right to terminate this Agreement pursuant to this Section 8.1(f) if Parent or Merger Sub is then in breach of any representation, warranty, agreement or covenant contained in this Agreement that would result in a Parent Material Adverse Effect (if it were tested as of the date of such breach);

(g)  by the Company, at any time prior to the Offer Acceptance Time, in accordance with Section 6.4(d), if (i) the Company has received a Superior Proposal, (ii) the Company Board has authorized the Company to terminate this Agreement and enter into an Alternative Acquisition Agreement to consummate the Alternative Proposal contemplated by the Superior Proposal, (iii) the Company has complied in all respects with its obligations under Section 6.4 with respect to such Superior Proposal, and (iv) prior to or concurrently with such termination, the Company pays the Termination Fee due to Parent in accordance with Section 8.3; and

(h)  by Parent, at any time prior to the Offer Acceptance Time, if (i) the Company Board shall have effected a Change of Recommendation or (ii) (A) the Company, its Subsidiaries or their respective Representatives shall have materially breached their obligations under Section 6.4 and (B) as of such date of termination, the Minimum Condition has not been satisfied.

Section 8.2  Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1 (other than a termination pursuant to Section 8.1(a)), the terminating party shall forthwith give prompt written notice thereof to the other party or parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated, setting forth in reasonable detail the facts and circumstances forming the basis for such termination pursuant to such provision, and this Agreement shall terminate in accordance with this Agreement (taking into account any notice and cure periods required pursuant to Section 8.1), and the transactions contemplated hereby shall be abandoned. In the event of a proper and valid termination of this Agreement pursuant to Section 8.1, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that: (a) no such termination shall relieve the Company of its obligation to pay the Termination Fee if, as and when required pursuant to Section 8.3; (b) no such termination shall relieve any party for liability for such party’s fraud or willful breach of any covenant or obligation contained in this Agreement prior to its termination, except (x) with respect to the Company, as set forth in Section 8.3(a), and (y) with respect to Parent and Merger Sub, with respect to liability of Parent and Merger Sub in excess of the Parent Liability Limit; and (c) the Guarantee, the Support Agreements or the Confidentiality Agreement (in each case, to the extent not otherwise terminated upon the termination of this Agreement), the provisions of Section 6.3(c), the last sentence of Section 6.12(a), Section 6.12(b), this Section 8.2, Section 8.3 and Article 9 shall survive the termination hereof. Notwithstanding anything to the contrary in this Agreement or any agreement entered into in connection with this Agreement, and without limiting the rights of the Company in Section 9.6 or the Company’s right to enforce the Equity Commitment Letter in certain circumstances in accordance with the terms thereof, in no event shall the maximum aggregate liability (including for any monetary damages) of Parent, Merger Sub, or the Equity Investor or any of their respective former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, debt financing sources, members, managers, general or limited partners, stockholders, Affiliates (disregarding the proviso in the definition of “Affiliates” for the purpose of this Section 8.2) and assignees of each of Parent, Merger Sub and the Equity Investors (the “Parent Related Parties”) in respect of any and all breaches (whether willful, material, intentional or otherwise, including fraud) of any covenant or other obligation or representation and warranty in this Agreement, the Equity Commitment Letter, the Guarantee, the other Transaction Documents and any other agreements, instruments and certificates entered into in connection with the transactions contemplated by this Agreement, in the aggregate, exceed $2,292,500 (the “Parent Liability Limit”). Subject to the rights of the Company in Section 9.6 or the Company’s right to enforce the Equity Commitment Letter in certain circumstances in accordance with the terms thereof, in no event will the Company or any of its former, current and future Affiliates, assignees, stockholders, limited partners, controlling persons, directors, officers, employees, agents, attorneys and other Representatives seek or obtain, nor will they permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery, monetary award or monetary damages against any Parent Related Party or any Debt Financing Related Person with respect to this Agreement, the other Transaction Documents or the Debt Financing Documents or any other agreements, instruments and certificates entered into in connection with the transactions contemplated by this Agreement (including any breach by the Equity Investor or any Parent Related Party), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or thereby or any claims, Actions under applicable Laws arising out of any such breach, termination or failure (including in the event of fraud or willful and material breach), other than from Parent or Merger Sub and solely to the extent expressly provided for in this Agreement (and in all cases subject to the Parent Liability Limit) or from the Equity Investor solely to the extent provided in the Guarantee. Nothing in this Section 8.2 shall in any way expand or be deemed or construed to expand the circumstances in which Parent, any other Parent Related Party or any Debt Financing Related Person may be liable under the Transaction Documents or any Debt Financing Documents. The Company acknowledges that the limitations contained in the immediately preceding sentence are an integral part of this Agreement and the transactions contemplated by this Agreement, and that, without such agreements, Parent and Merger Sub would not enter into this Agreement and the Equity Investor would not have entered into the Equity Commitment Letter.

Section 8.3  Termination Fee.

(a)  Termination Fee. If (i) the Company shall have terminated this Agreement pursuant to Section 8.1(g), (ii) Parent shall have terminated this Agreement pursuant to Section 8.1(h) or Section 8.1(f), or (iii) (A) after the date of this Agreement and prior to such termination of this Agreement, an Alternative Proposal (substituting in the definition thereof “fifty percent (50%)” for each of “twenty percent (20%)” and “eighty percent (80%)” in each place each such phrase appears) is made to the Company or the Company Board or publicly proposed or publicly disclosed and not withdrawn (a “Qualifying Transaction”), (B) this Agreement is thereafter terminated (1) by Parent or the Company pursuant to Section 8.1(d) or (2) by Parent or the Company pursuant to Section 8.1(b) and at the time of any such termination, Parent could have terminated this Agreement pursuant to Section 8.1(f) or Section 8.1(d), and (C) concurrently with or within twelve (12) months after such termination, the Company shall have (I) entered into a definitive agreement providing for a Qualifying Transaction or (II) consummated a Qualifying Transaction (in each case, whether or not the specified Qualifying Transaction referenced in clause (A)), then the Company shall pay, by wire transfer of immediately available funds to an account designated in writing by Parent, a fee in an amount equal to $756,500 in cash (the “Termination Fee”), such payment to be made (x) concurrently with (and as a condition to) termination in the case of clause (i) above, (y) within one Business Day following termination in the case of clause (ii) above, or (z) within three (3) Business Days after the last to occur of the events set forth in clause (iii) above (except, in the case of the consummation of a Qualifying Transaction, the Termination Fee shall be paid concurrently with (and as a condition to) such consummation); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement or any agreement entered into in connection with this Agreement, upon the payment by the Company of the Termination Fee in the circumstances where such payment is required by this Section 8.3(a), none of the Company, its Subsidiaries or their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives (the “Company Related Parties”) shall have any further liability with respect to this Agreement, the other Transaction Documents or any other agreements, instruments and certificates entered into in connection with the transactions contemplated hereby, including any breach of this Agreement by the Company, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, the other Transaction Documents or any of such other agreements, instruments and certificates, or any claims, Actions under applicable Laws arising out of any such breach, termination or failure (including in the event of fraud or willful and material breach), to Parent, Merger Sub, the Equity Investor or any Parent Related Party.

(b)  Acknowledgements(c). Each party acknowledges and agrees that the agreements contained in this Section 8.3 are an integral part of the Offer, the Merger and this Agreement and that, without the provisions of this Section 8.3, the parties hereto would not have entered into this Agreement. If the Company fails to promptly pay any amount due pursuant to this Section 8.3, the Company shall pay to Parent all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated seeking such payment), together with interest on the amount of the Termination Fee at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made. The parties further acknowledge that the Termination Fee shall not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Offer and the Merger.

Article 9
MISCELLANEOUS

Section 9.1  No Survival of Representations, Warranties and Covenants. None of the representations, warranties and covenants in this Agreement shall survive the Closing, except that any covenants that by their terms survive the Closing will survive the Closing in accordance with their respective terms and applicable Law.

Section 9.2  Expenses. Except as set forth in Section 6.11, Section 6.12, Section 8.3 or this Section 9.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that (a) all filing fees paid by any party in respect of any regulatory filing (including any and all filings under the Antitrust and Foreign Investment Laws or in respect of any Specified Approvals) and (b) all fees and expenses of the Depositary Agent and the Paying Agent, shall be borne by Parent.

Section 9.3  Transfer Taxes. Except as otherwise provided in Section 3.2(c)(ii), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed with respect to the transfer of Shares pursuant to the Offer and/or the Merger shall be borne by the Person or Persons on whom such Taxes and fees are imposed by applicable Law.

Section 9.4  Counterparts; Effectiveness. This Agreement and any amendments hereto may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were original signed versions upon the same instrument delivered in person. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other parties (and validly released from escrow, if such signed counterparts were delivered to the other parties in escrow). No party may raise the use of any such electronic delivery or electronic signature as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 9.5 Governing Law; Jurisdiction. This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of, or related to any transaction contemplated by this Agreement, any representation or warranty made in or in connection with this Agreement, or as an inducement to enter into this Agreement) (a “Dispute”), shall be governed by and enforced and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any Dispute shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any Dispute for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Dispute in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Dispute, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Dispute in such court is brought in an inconvenient forum, (ii) the venue of such Dispute is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.5 in the manner provided for notices in Section 9.8. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

Section 9.6  Remedies; Specific Enforcement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including any party failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement). Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party agrees that the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance or other equitable relief. The pursuit of specific enforcement or other equitable remedy by any party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time, subject to the limitations or remedies set forth in this Agreement. In circumstances where Parent and Merger Sub are obligated to consummate the Offer or the Merger, as the case may be, and the Offer or the Merger, as applicable, has not been consummated, Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Offer and the Merger and enforce, and cause Parent to enforce, the obligations of the Equity Investor under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter; provided that the right of the Company and the obligation of Parent to enforce the obligations of the Equity Investor under the Equity Commitment Letter shall be subject to the requirements that all of the Offer Conditions have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the expiration of the Offer, each of which is capable of being satisfied at the expiration of the Offer) and that all of the conditions to the Merger set forth in Section 7.1 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the expiration of the Merger, each of which is capable of being satisfied at the expiration of the Merger). Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agrees not to raise any objection to the availability of the equitable remedy of specific performance in accordance with and subject to the limitations set forth in this Agreement or to specifically enforce the terms and provisions of this Agreement on the basis that there is adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.6, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each party further agrees that by seeking the remedies provided for in this Section 9.6, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement, the Equity Commitment Letter or any other agreement in connection with the Equity Financing, and nothing set forth in this Section 9.6 shall require any party to institute any proceeding for (or limit any party’s rights to institute any proceeding for) specific performance under this Section 9.6 prior to or as a condition to exercising any termination right under Article 8, nor shall the commencement of any legal proceeding pursuant to this Section 9.6 or anything set forth in this Section 9.6 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement, the Equity Commitment Letter or otherwise in connection with the Equity Financing that might be available then or thereafter (subject to the terms and conditions set forth herein and therein). Notwithstanding anything to the contrary in this Agreement, the Transaction Documents or any other agreements, instruments and certificates entered into in connection with the transactions contemplated by this Agreement, or otherwise, although the Company may, subject in all respects to Section 8.2, Section 8.3, and this Section 9.6 (and, in each case, the limitations set forth herein or therein), pursue both (i) grant of specific performance, and (ii) payment of monetary damages pursuant to Section 8.2, under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both a grant of specific performance or other equitable relief to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) and the occurrence of the Offer Acceptance Time or the Closing, on the one hand, and payment of monetary damages (including monetary damages in lieu of specific performance) whatsoever, on the other hand.

Section 9.7  WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY “DISPUTE” (AS DEFINED IN THIS AGREEMENT). EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS Section 9.7. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.7.

Section 9.8  Notices. Any notice required to be given hereunder must be in writing, and will be deemed to have been duly delivered and received hereunder upon delivery after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or immediately if delivered by hand or by e-mail transmission (as long as no notice of failure of delivery is received), in each case addressed as follows:

To Parent or Merger Sub:

c/o Transom Capital Group

100 North Pacific Coast Highway, Suite 1725

El Segundo, CA 90245

Attn:	Conor Davenport
Travis Baker Russ Roenick
Email:	[***]

with a copy (which shall not constitute notice) to:

Kirkland and Ellis LLP

601 Lexington Avenue

New York, NY 10011

Attn:	Marshall Shaffer, P.C. Andrew Norwich
Email:	marshall.shaffer@kirkland.com
andrew.norwich@kirkland.com

and

Kirkland and Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

Attn:	Martin A. DiLoreto, Jr., P.C.
Email:	martin.diloreto@kirkland.com

To the Company:

SigmaTron International, Inc.
2201 Landmeier Road
Elk Grove Village, IL 60007

Atten:	Gary R. Fairhead
E-mail:	[***]

with a copy (which shall not constitute notice) to:

Howard & Howard Attorneys PLLC
200 S. Michigan Ave, Suite 1100
Chicago, IL 60604

Attention:	Miriam L. Burkland
E-mail:	mburkland@HowardandHoward.com

and

Greenberg Traurig, P.A.
101 East Kennedy Boulevard, Suite 1900
Tampa, FL 33602

Attention:	Dmitriy A. Tartakovskiy
E-mail:	Dmitriy.Tartakovskiy@gtlaw.com

or to such other address as a party shall specify by written notice so given. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice received at the addressee’s location, or by e-mail at the addressee’s e-mail address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day.

Section 9.9  Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time without the consent of any party hereto (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of the Parent, Merger Sub or the Surviving Corporation; or (b) to any of their respective Affiliates; it being understood that, in each case, such assignment will not (i) affect the obligations of the parties to the Equity Commitment Letter or (ii) impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the holders of shares of Common Stock, Company Restricted Stock Award, Company Options or Company Warrants pursuant to this Agreement; provided, further, that Merger Sub shall be permitted to collaterally assign its rights under this Agreement to the Debt Financing Parties or agent under the definitive documentation entered in connection with the Debt Financing without the consent of any other party hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No assignment by any party will relieve such party of any of its obligations hereunder.

Section 9.10  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.11  Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Equity Commitment Letter, the Guarantee, the Support Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. For the avoidance of doubt, to the fullest extent permitted by Section 268 of the DGCL, any exhibit, schedule, or other document or instrument delivered in connection with this Agreement shall not be deemed part of this Agreement for purposes of any provision of the DGCL but shall have the effects provided in this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (a) the rights of the Indemnified Parties as set forth in Section 6.10, (b) the rights of the Debt Financing Related Persons pursuant to Section 9.14, (c) if the Offer Acceptance Time occurs, the right of the holders of Shares validly tendered (and not validly withdrawn) pursuant to the Offer to receive the Offer Price, (d) if the Effective Time occurs, the right of the holders of Shares (other than the Excluded Shares) to receive the Merger Consideration and (e) if the Effective Time occurs, the right of the holders of Company Equity Awards to receive such amounts as provided for in Section 3.3.

Section 9.12  Amendments; Waivers. At any time prior to the Effective Time, subject to Section 251(d) of the DGCL, any provision of this Agreement may be amended or waived (including granting any extension of time for the performance of any of the obligations or other acts of the other parties, as applicable, waiving any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and, subject to applicable law, waiving compliance with any of the agreements or conditions for the benefit of such party contained herein) if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, approved by the Company Board and the board of directors of Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the Offer Acceptance Time, no amendment or waiver shall be made that decreases the Offer Price or the Merger Consideration. The foregoing notwithstanding, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.13  Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14  Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, its Subsidiaries, each of its controlled Affiliates, and the shareholders, partners, members, directors, officers, employees, agents, trustees, advisors, administrators, managers, representatives and successors and assigns of any of the foregoing (collectively, the “Seller Parties”) hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Related Persons, arising out of or relating to, this Agreement or the Debt Financing shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court; (b) agrees that any such proceeding shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in the Debt Financing Documents and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Financing Documents) that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the Laws of the State of Delaware; (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against the Debt Financing Related Persons in any way arising out of or relating to, this Agreement or the Debt Financing; (d) agrees that no Debt Financing Related Persons shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to the Seller Parties in connection with this Agreement or any transaction contemplated hereby or thereby (including any action or proceeding relating to the Debt Financing or this Agreement), and (e) agrees that the Debt Financing Related Persons are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.14 and that such provisions shall not be amended in any way adverse to the Debt Financing Related Persons without the prior written consent of the Debt Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 9.14 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Debt Financing Party’s obligations to Parent or its Affiliates under the Debt Financing Documents.

Section 9.15 Interpretation; Disclaimer.

(a)  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule, Article, subsection or Exhibit, without reference to a document, such reference is to a Schedule, Article, subsection or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “herewith” and “hereunder” and words of similar import when used in this Agreement shall, unless otherwise indicated, refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” All references herein to “$” or “dollars” shall be to U.S. dollars, and with respect to any Contract, obligation, liability, claim or document that is contemplated by this Agreement but denominated in currency other than U.S. dollars, the amounts described in such Contract, obligation, liability, claim or document will be deemed to be converted into U.S. dollars for purposes of this Agreement as of the applicable date of determination. The work “or” shall have the inclusive meaning represented by the phrase “and/or”. The word “within” with respect to a particular day or date shall mean a period ending at the end of such day or date. Each reference to “days” shall be to calendar days unless Business Days are expressly specified. If the date for delivery of any item hereunder falls on a date which is not a Business Day, the date for such delivery shall be extended to the next succeeding Business Day. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. Each of the parties agrees that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any party hereto will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice, including with respect to timing, frequency and magnitude”. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

(b)  The information contained in this Agreement and in the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third Person of any matter whatsoever, including any violation of Law or breach of contract, or an admission that such information is material or that such information is required to be referred to or disclosed under this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Such representations and warranties may be made as of specific dates, only for purposes of the Agreement and for the benefit of the parties hereto. Such representations and warranties are subject to important limitations and exceptions agreed upon by the parties, including being qualified by confidential disclosures, made for the purposes of allocating contractual risk between the parties rather than establishing those matters as facts, and were made subject to a contractual standard of materiality that may differ from the standard generally applicable under federal securities Laws or other contracts. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.12 without notice or liability to any other Person. Any information concerning the subject matter of such representations and warranties may have changed, and may continue to change, since the date of this Agreement, and such subsequent information may or may not be fully reflected in the Company’s public reports. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Any filing of this Agreement with the SEC or otherwise is only to provide investors with information regarding its terms and conditions and not to provide any other factual information regarding the Company or its business. Consequently, Persons other than the parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof as of any other date.

Section 9.16  Definitions. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Action” means a claim, action, suit, charge, litigation, complaint, arbitration, proceeding, audit, investigation, whether civil, criminal, or administrative.

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, that Parent, Merger Sub, and their respective Subsidiaries shall not be considered an Affiliate of any investment fund (excluding investment funds focused on private equity) managed by Transom Capital Group, LLC, or any portfolio company of any such investment fund, nor shall any investment fund (excluding investment funds focused on private equity) managed by Transom Capital Group, LLC, or any portfolio company of such investment fund, be considered to be an Affiliate of Parent, Merger Sub, or any of their respective Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” has the meaning set forth in Section 6.4(h).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Antitrust and Foreign Investment Laws” means all applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade statutes, rules, regulation, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or to restrict or regulate in bound or outbound foreign investments, or to address market distortions caused by foreign subsidies.

“Book-Entry Shares” has the meaning set forth in Section 3.2(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Chicago, Illinois or Los Angeles, California are authorized by law or executive order to be closed.

“Business Systems” means all Software, firmware, hardware (whether general or special purpose) and systems, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes that are owned, operated, or controlled by the Company and its Subsidiaries, or used in or relied on by the businesses of the Company and its Subsidiaries.

“Cancelled Shares” has the meaning set forth in Section 3.1(a)(ii).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.2(a).

“Change of Recommendation” has the meaning set forth in Section 6.4(d).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 3.2(c)(iii).

“Collective Bargaining Agreement” means any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, trade union, labor organization, works council or other employee representative.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 4.9(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” has the meaning set forth in Article 4.

“Company Employees” has the meaning set forth in Section 6.6(a).

“Company Equity Awards” means the Company Options and the Company Restricted Stock Awards.

“Company Equity Plans” means (i) the SigmaTron International, Inc. 2021 Employee Stock Option Plan, (ii) the SigmaTron International, Inc. 2021 Non-Employee Director Restricted Stock Plan, (iii) the SigmaTron International, Inc. 2019 Employee Stock Option Plan; (iv) the SigmaTron International, Inc. 2018 Non-Employee Director Restricted Stock Plan; (v) the SigmaTron International, Inc. 2013 Non-Employee Director Restricted Stock Plan; (vi) the SigmaTron International, Inc. 2011 Employee Stock Option Plan; and (vii) the SigmaTron International, Inc. 2004 Employee Stock Option Plan; and (viii) the SigmaTron International, Inc. 1993 Stock Option Plan, in each case, as may be amended from time to time.

“Company Governing Documents” means the certificate of incorporation and by-laws of the Company, as in effect from time to time prior to the Effective Time.

“Company Intellectual Property” means Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means an event, change, occurrence, effect, condition, state of facts, circumstance or development (each, an “Effect”) that, individually or when taken together with any other Effect, (a) has or would reasonably be expected to have, a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) would prevent or materially delay or impede the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or consummate the Offer, the Merger or the transactions contemplated by this Agreement; provided, however, that for the purpose of clause (a), none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect occurred or may, would or could occur (subject to the limitations set forth below): (i) changes in general domestic, foreign or global economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates, (ii) any decline in the market price or trading volume of the Common Stock or any change in the credit rating of the Company or any of its securities, in and of itself (provided that the facts and circumstances underlying any such decline or change may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (iii) changes or developments in the industries in which the Company or its Subsidiaries operate, (iv) the execution, delivery or performance of this Agreement or the terms hereof or the public announcement or pendency or consummation of the Merger or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, partnerships, labor unions, works councils, financing sources, franchisees, partners, customers or suppliers, Governmental Entities or other business relationships (provided that this clause (iv) shall not apply with respect to Section 4.3(b), Section 4.3(c) or any other representation or warranty contained in this Agreement the purpose of which is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (including the Offer and the Merger) or the performance of obligations under this Agreement), (v) the identity of Parent or any of its Affiliates (including Merger Sub) as the acquiror of the Company, (vi) compliance with the express terms of, or the taking or omission of any action required by, this Agreement (including the failure of the Company to take any action that the Company is expressly prohibited by the terms of this Agreement from taking or which the Company did not take on account of withheld consent from Parent, other than with respect to Section 6.1), (vii) geopolitical conditions, tariffs or sanctions, any act of civil unrest, civil disobedience, war, sabotage or terrorism, including an outbreak or escalation of hostilities or war, or the declaration by the United States or any other Governmental Entity of a state of emergency, or any worsening of any of the foregoing conditions threatened or existing on the date of this Agreement, (viii) any natural or manmade disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, acts of God, or any virus, pandemic, epidemic or disease or similar force majeure events, including any worsening of such conditions threatened or existing on the date of this Agreement, (ix) changes in generally accepted accounting principles or the interpretation or enforcement thereof or any changes in Law (or the interpretation or enforcement thereof), in each case after the date hereof, or (x) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided that the facts and circumstances underlying any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof, and provided further, that this clause (x) shall not be construed as implying that the Company is making any representation or warranty hereunder with respect to any projections, forecasts, guidance or revenue or earnings predictions); except, with respect to clauses (i), (ii), (iii), (vii), (viii), and (xi), if the impact thereof is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to similarly situated businesses in the industry in which the Company and its Subsidiaries operate, the entire impact may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Material Contract” has the meaning set forth in Section 4.16(a).

“Company Mexican Subsidiary” means any Subsidiary of the Company set forth on Section 4.1(d) of the Company Disclosure Schedule that is organized under the laws of Mexico.

“Company Option” has the meaning set forth in Section 3.3(a).

“Company Permits” has the meaning set forth in Section 4.7(b).

“Company Related Parties” has the meaning set forth in Section 8.3(a).

“Company Restricted Stock Award” has the meaning set forth in Section 4.2(a).

“Company SEC Documents” has the meaning set forth in Section 4.4(a).

“Company Software” has the meaning set forth in Section 4.13(f).

“Company Stockholders” means the holders of shares of Common Stock.

“Company Warrant” has the meaning set forth in Section 3.4.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(c).

“Contract” means any legally binding, contract, note, bond, mortgage, indenture, deed of trust, lease, license, commitment, agreement or other obligation, in each case whether written or oral.

“Debt Financing” means the debt financing (if any) to be obtained by Parent or its Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

“Debt Financing Documents” means the agreements and documents required by the Debt Financing.

“Debt Financing Entities” shall have the meaning set forth in the definition of “Debt Financing Parties.”

“Debt Financing Parties” means each debt provider (including each agent and arranger) that commits to provide Parent or any of its Subsidiaries the Debt Financing pursuant to any commitment letter entered in respect thereof or the Debt Financing Documents (the “Debt Financing Entities”), including their successors and assigns.

“Debt Financing Related Persons” means (a) the Debt Financing Parties and (b) any Affiliate thereof and each former, current or future officer, director, member, manager, employee, director or indirect equityholder, general or limited partner, controlling Person, advisor, attorney, agent and representative of each such entity or Affiliate and their respective successors and assigns.

“DGCL” has the meaning set forth in the Recitals.

“Dispute” has the meaning set forth in Section 9.5.

“Dissenting Shares” has the meaning set forth in Section 3.1(b).

“Effective Time” has the meaning set forth in Section 2.3.

“End Date” has the meaning set forth in Section 8.1(b).

“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).

“Environmental Law” has the meaning set forth in Section 4.8(b).

“Equity Commitment Letter” has the meaning set forth in the Recitals.

“Equity Financing” has the meaning set forth in Section 5.4(a).

“Equity Investor” means Transom Capital Fund IV, L.P.

“ERISA” has the meaning set forth in Section 4.9(a).

“ERISA Affiliate” has the meaning set forth in Section 4.9(d).

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Excluded Shares” has the meaning set forth in Section 3.1(a)(ii).

“Expiration Date” has the meaning set forth in Section 1.1(c).

“Extension Deadline” has the meaning set forth in Section 1.1(c).

“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 4.3(b).

“Guarantee” has the meaning set forth in Recitals.

“Hazardous Substance” has the meaning set forth in Section 4.8(c).

“Indemnified Party” has the meaning set forth in Section 6.10(b).

“Intellectual Property” means any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions; (b) trademarks, service marks, trade dress, trade names, logos, and other designations of origin; (c) domain names, uniform resource locators, IP addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (d) copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors (whether or not copyrightable); (e) trade secrets and industrial secret rights, and rights in know-how, data, databases, technology, algorithms, procedures, methods, and processes and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons; and (f) other similar or equivalent intellectual property rights anywhere in the world.

“Intervening Event” has the meaning set forth in Section 6.4(j).

“Intervening Event Notice” has the meaning set forth in Section 6.4(f).

“Intervening Event Notice Period” has the meaning set forth in Section 6.4(f).

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Schedule I and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 9.16(b) of the Company Disclosure Schedule, in each case, after reasonable inquiry.

“Law” or “Laws” has the meaning set forth in Section 4.7(a).

“Leased Real Property” has the meaning set forth in Section 4.14(b).

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments, expenses (including attorney’s fees) and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means a lien, mortgage, license, pledge, security interest, charge, title defect, claim, option to purchase or other encumbrance of any kind or nature whatsoever, but excluding any restrictions or limitations under any securities Laws.

“Material Customer” has the meaning set forth in Section 4.19.

“Material Supplier” has the meaning set forth in Section 4.19.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Consent” has the meaning set forth in the Recitals.

“Multiemployer Plan” has the meaning set forth in Section 4.9(a).

“MX Minority Owner” means, with respect to any Company Mexican Subsidiary, the holder of record as of immediately prior to the effectiveness of the MX Stock Transfer Agreement relating to such Company Mexican Subsidiary of one (1) share of capital stock of such Company Mexican Subsidiary, as set forth in Section 4.1(d) of the Company Disclosure Schedule.

“MX Stock Transfer Agreement” has the meaning set forth in Section 6.22.

“Nasdaq” means The Nasdaq Stock Market LLC or any successor thereto.

“New Plans” has the meaning set forth in Section 6.6(b).

“Non-Cooperation Notice” has the meaning set forth in Section 6.12(d).

“Offer Acceptance Time” has the meaning set forth in Section 1.1(h).

“Offer Commencement Date” has the meaning set forth in Section 1.1(c).

“Offer Conditions” has the meaning set forth in Section 1.1(b).

“Offer Documents” has the meaning set forth in Section 1.1(e).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 1.1(b).

“Old Plans” has the meaning set forth in Section 6.6(b).

“Organizational Documents” means any charter, articles or certificate of formation, incorporation, association or partnership, bylaws, operating agreement, limited liability company agreement, equityholder agreement, partnership agreement or equivalent or similar formation and governing documents and instruments of any Person.

“Owned Real Property” has the meaning set forth in Section 4.14(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” has the meaning set forth in Section 5.1.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permits” has the meaning set forth in Section 4.7(b).

“Permitted Lien” means a Lien (a) for Taxes not yet due or that are being contested by appropriate proceedings in good faith and for which adequate reserves have been established in accordance with GAAP, (b) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar statutory Lien arising in the ordinary course of business for amounts and not yet delinquent or due or payable, or that are being contested in good faith through appropriate proceedings, (c) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity regulating the use of the Real Property which is not violated by the current use or occupancy of such Real Property or the operation of the business of the Company thereon, (d) that is disclosed on the most recent audited consolidated balance sheet of the Company or notes thereto that is included in the Company SEC Documents filed as of the date hereof, (e) that is disclosed on Section 9.16(a)-2 of the Company Disclosure Schedule, (f) that will be released in connection with the Closing, (g) that is an easement, declaration, covenant, condition, reservation, right-of-way, restriction and other charge, instrument or encumbrance affecting title to the Real Property which does not or would not materially impair the use or occupancy of such Real Property in the operation of the business of the Company or its Subsidiaries conducted thereon, or (h) non-exclusive license, sublicense or cross license of Intellectual Property granted in the ordinary course of business.

“Person” means an individual, a corporation (including any non-profit corporation), a partnership, a limited liability company, an association, estate, firm, joint venture, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or other enterprise, association or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Personal Data” means information or data that, alone or in combination with other information or data held or accessible by the Company or its Subsidiaries, identifies, or could reasonably be used to identify, contact or locate, a natural person, household or specific device, or that is otherwise identifiable with a natural person, household or specific device and any other data that constitutes “personal information,” “personally identifiable information,” “personal data,” or similar terms under any applicable Law.

“Preferred Stock” has the meaning set forth in Section 4.2(a).

“Privacy and Security Requirement” has the meaning set forth in Section 4.13(d).

“Qualifying Transaction” has the meaning set forth in Section 8.3(a).

“Real Property Lease” has the meaning set forth in Section 4.14.

“Recommendation” has the meaning set forth in Section 4.3(a).

“Representatives” has the meaning set forth in Section 6.3(a).

“Required Amounts” has the meaning set forth in Section 5.4(c).

“Sanctioned Country” means any country or region or government thereof that is, or has been since April 24, 2019, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Sanctions” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 14D-9” has the meaning set forth in Section 1.2(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any (i) security breach, phishing incident, ransomware or malware attack, or other incident affecting the Business Systems, including unauthorized processing of or interference with any of the Business Systems or any of the data or information processed thereby, or (ii) incident involving the unauthorized or unlawful processing of any Personal Data that is processed by or for the Company or any of its Subsidiaries.

“Share” or “Shares” has the meaning set forth in the Recitals.

“Software” means software (whether in source code, object code or other form), databases, application programming interfaces, firmware, computer programs, including any and all versions of software implementations of algorithms, models, and methodologies and all documentation, user manuals and training materials relating to any of the foregoing.

“Specified Approvals” has the meaning set forth in Section 4.3(b).

“Stockholder List Date” has the meaning set forth in Section 1.2(b).

“Subsidiary” means, with respect to any Person (other than a natural Person), (i) any corporation more than 50% of the combined voting power of the outstanding equity securities of which is owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person, (ii) a partnership of which such Person and/or one or more other Subsidiaries of such Person, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs, (iii) a limited liability company of which such Person and/or one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs, or (iv) any other Person (other than a corporation, partnership or limited liability company), whether incorporated or unincorporated, in which such Person or one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

“Superior Proposal” has the meaning set forth in Section 6.4(i).

“Superior Proposal Notice” has the meaning set forth in Section 6.4(e).

“Superior Proposal Notice Period” has the meaning set forth in Section 6.4(e).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” means any return, report or similar filing required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes and any schedule or attachment thereto and any amendment thereof.

“Taxes” means any and all federal, state, local or non-U.S. taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, documentary, net profit, environmental, tariff, customs duty, impost, levies, transfer, stamp, export, license, premium, personal or real property, escheat or unclaimed property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, disability, net worth, excise, withholding, ad valorem, alternative, add-on and value added taxes and other assessments or charges of any nature whatsoever imposed by any Governmental Entity.

“Termination Date” has the meaning set forth in Section 6.1(a).

“Termination Fee” has the meaning set forth in Section 8.3(a).

“Transaction Documents” means, collectively, the Confidentiality Agreement, the Equity Commitment Letter, the Guarantee, the Support Agreements, the MX Stock Transfer Agreements and the other documents, contemplated by the foregoing or any document or instrument delivered in connection with this Agreement or those agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TRANSOM AXIS ACQUIRECO, LLC

By:	/s/ Russell Roenick
Name:	Russell Roenick
Title:	President

TRANSOM AXIS MERGERSUB, INC.

By:	/s/ Russell Roenick
Name:	Russell Roenick
Title:	President

[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SIGMATRON INTERNATIONAL, INC.

By:	/s/ Gary R. Fairhead
Name:	Gary R. Fairhead
Title:	Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

Annex 1

Offer Conditions

The capitalized terms used in this Annex 1 shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex 1 is attached (the “Agreement”) unless specifically defined in this Annex 1. The obligation of Merger Sub to accept for purchase, and pay for, Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of each of the conditions set forth in clauses (a) through (g) below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Merger Sub shall not be required to accept for purchase or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Agreement, may terminate the Offer: (i) upon termination of the Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c)), if: (A) the Minimum Condition, the Termination Condition and conditions set forth in clause (e) shall not be satisfied by one minute after 11:59 p.m. Central Time on such Expiration Date; or (B) any of the other conditions set forth below shall not be satisfied or waived (to the extent permitted by applicable Law) in writing by Parent by one minute after 11:59 p.m. Central Time on such Expiration Date:

(a) Minimum Condition. There shall have been validly tendered and not validly withdrawn Shares that, together with all other Shares (if any) beneficially owned by Parent and its Affiliates, represent at least one share more than 50% of the shares of Common Stock outstanding at the Expiration Date (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the parties hereto shall exclude Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL).

(b) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.1(b), Section 4.2(a) and Section 4.2(e) (solely with respect to (x) the total number of shares that are subject to the Company Options set forth therein and (y) the exercise price per share of Common Stock purchasable under such Company Options) shall be true and correct in all respects (except for any inaccuracies that individually, or in the aggregate, are de minimis) as of the date hereof and at and as of the Expiration Date, as if made at and as of such time (except to the extent expressly made as of an earlier date or time, in which case as of such date or time); (ii) the representations and warranties of the Company set forth in Section 4.1(a), Section 4.2 (other than Section 4.2(a) and Section 4.2(e) (solely with respect to (x) the total number of shares that are subject to the Company Options set forth therein and (y) the exercise price per share of Common Stock purchasable under such Company Options), Section 4.3(a), Section 4.15 and Section 4.20) (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects, as of the date hereof and at and as of the Expiration Date, as if made at and as of such time (except to the extent expressly made as of an earlier date or time, in which case as of such date or time); (iii) the representations and warranties of the Company set forth in Section 4.10(a) shall be true and correct in all respects as of the date hereof and at and as of the Expiration Date, as if made at and as of such time; and (iv) the other representations and warranties of the Company set forth in Article 4 (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct as of the date hereof and at and as of the Expiration Date, as if made at and as of such time (except to the extent expressly made as of an earlier date or time, in which case as of such date or time), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Expiration Date.

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate executed by its Chief Executive Officer or another executive officer, certifying that the conditions set forth in the foregoing clauses (b) and (c) have been satisfied.

(e) Material Adverse Effect. Since the date of this Agreement, there has not been any Company Material Adverse Effect.

(f) No Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other order by any Governmental Entity of competent jurisdiction in the United States or legal prohibition shall have been issued or entered and shall continue to be in effect and no Law in the United States shall have been enacted, entered, enforced, adopted or deemed applicable to the Merger that remains in effect, in each case that enjoins or prohibits the consummation of the Merger.

(g) Termination Condition. The Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

(h)  MX Stock Transfer Agreements. Each MX Minority Owner, and each Company Mexican Subsidiary shall have delivered the counterpart signature page of the MX Stock Transfer Agreement(s) to which such Person is a party, duly executed by such Person or its authorized signatory (as applicable).

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms of the Agreement. The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Merger Sub) and (except for the Minimum Condition) may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in the sole and absolute discretion of Parent and Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Exhibit A

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of May 20, 2025, is entered into by and among Transom Axis AcquireCo, LLC, a Delaware limited liability company (“Parent”), Transom Axis MergerSub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the stockholder of SigmaTron International, Inc., a Delaware corporation (“Company”), set forth on Schedule A hereto (the “Stockholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Common Stock, Company Options and Company Restricted Stock Awards set forth opposite to the Stockholder’s name on Schedule A (all such shares of Common Stock, together with any shares of Common Stock or any other voting securities of the Company that are hereafter issued to or otherwise directly or indirectly acquired by the Stockholder prior to the valid termination of this Agreement in accordance with Section 5.2, including for the avoidance of doubt any shares of Common Stock or any other voting securities of the Company acquired by the Stockholder upon the settlement of any Company Restricted Stock Awards or the exercise of any Company Options or other rights to acquire capital stock of the Company after the date hereof, being referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Merger Sub and the Company, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides, among other things, for Merger Sub to commence an offer to purchase (the consummation of which is subject to the Offer Conditions) all of the issued and outstanding shares of Common Stock, other than Excluded Shares, and, following completion of the Offer, for the Merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and Merger Sub to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Article I
AGREEMENT TO TENDER AND VOTE

1.1  Agreement to Tender. Subject to the terms of this Agreement, as promptly as practicable after, but in no event later than five (5) Business Days after, the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (or in the case of any shares of Common Stock acquired by the Stockholder subsequent to such fifth (5th) Business Day, or in each case if the Stockholder has not received the Offer Documents by such time, as promptly as practicable (but in no event later than five (5) Business Days) after the acquisition of such shares or receipt of the Offer Documents, as the case may be (but, if such shares are acquired or such Offer Documents are received prior to the expiration of the Offer, in no event later than expiration of the Offer)), the Stockholder hereby agrees to validly and irrevocably tender or cause to be validly and irrevocably tendered in the Offer all of the Stockholder’s Subject Shares (other than Excluded Shares) pursuant to and in accordance with the terms of the Offer, free and clear of all Liens except for Permitted Liens. The Stockholder agrees that, once any of the Stockholder’s Subject Shares are tendered, the Stockholder will not withdraw, and will cause not to be withdrawn, such Subject Shares from the Offer at any time, unless and until this Agreement shall have been validly terminated in accordance with Section 5.2.

1.2  Agreement to Vote. Subject to the terms of this Agreement, the Stockholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder shall, in each case to the fullest extent that the Stockholder’s Subject Shares are entitled to vote or consent thereon, be present (in person or by proxy) and vote (or cause to be voted) the Stockholder’s Subject Shares (a) against any Alternative Proposal or any other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone or prevent the consummation of the Offer or the Merger, including (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company (other than the Merger), (ii) any sale, exclusive license or transfer of a material amount of assets (including, for the avoidance of doubt, Intellectual Property) of the Company or its Subsidiaries or any reorganization, recapitalization or liquidation of the Company or (iii) any change in the capitalization of the Company or amendment to the Company Governing Documents, (b) against any change in membership of the Company Board that is not recommended or approved by the Company Board, (c) against any other proposed action, agreement or transaction involving the Company that would reasonably be expected to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or any other Transaction Document (collectively, the “Transactions”), and (d) against any other proposed action that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement. The Stockholder shall retain at all times the right to vote the Stockholder’s Subject Shares in the Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.2 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

1.3  Conditional Irrevocable Proxy. Solely with respect to the matters described in Section 1.2, for so long as this Agreement has not been validly terminated in accordance with its terms, and in order to secure the obligations of the Stockholder to vote the Stockholder’s Subject Shares in accordance with the provisions of Section 1.2 hereof, the Stockholder hereby irrevocably appoints Parent as its attorney and proxy with full power of substitution and resubstitution, to the full extent of the Stockholder’s voting rights with respect to all the Stockholder’s Subject Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote, and to execute written consents with respect to, all the Stockholder’s Subject Shares solely on the matters described in Section 1.2 and in accordance therewith if, and only if, the Stockholder fails to comply with the provisions of Section 1.2. The Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with its terms, but shall not be terminated by operation of any law or upon the occurrence of any other event; provided, that Parent may terminate this proxy at any time in its sole discretion by written notice provided to the Stockholder. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Section 1.3.

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Article II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Parent and Merger Sub, that:

2.1  Authorization; Binding Agreement. If the Stockholder is not an individual, the Stockholder is duly organized and validly existing in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within the Stockholder’s entity powers and have been duly authorized by all necessary entity actions on the part of the Stockholder, and the Stockholder has full power and authority to comply with, execute, deliver and perform the Stockholder’s obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions. No other action of the Stockholder is necessary to authorize this Agreement.

2.2  Non-Contravention. Neither the execution and delivery of this Agreement by the Stockholder nor the consummation of the transactions contemplated hereby nor compliance by the Stockholder with any provisions herein will (a) if the Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of the Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority on the part of the Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other legally binding instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any Subject Shares of the Stockholder (other than one created by Parent or Merger Sub), or (e) violate any Law or order applicable to the Stockholder or by which any of the Stockholder’s Subject Shares are bound, except as would not, in the case of each of clauses (c), (d) and (e), adversely affect in any material respect the Stockholder’s ability to timely perform the Stockholder’s obligations under this Agreement. No trust of which the Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

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2.3  Ownership of Subject Shares; Total Shares. As of the date hereof, the Stockholder is, and (except with respect to any Subject Shares Transferred in accordance with Section 4.1 hereof or accepted for payment pursuant to the Offer) at all times during the Agreement Period (as defined below) will be, the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all of the Stockholder’s Subject Shares and has good and marketable title to all Subject Shares, free and clear of any Liens, except for (a) any such Lien that may be imposed pursuant to (i) this Agreement or in accordance with the Merger Agreement and (ii) any applicable restrictions on transfer under the Securities Act or any state securities law and (b) community property interests under applicable Law. Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the number of Subject Shares listed on Schedule A opposite to the Stockholder’s name are the only equity interests or other securities in the Company beneficially owned or owned of record by the Stockholder as of the date hereof. Other than the Subject Shares, the Stockholder does not own any shares of Common Stock or any other interests in any securities of the Company and has no interest in or voting rights with respect to any securities of the Company.

2.4  Voting Power. Except with respect to Company Restricted Stock Awards and Company Options (but including any Common Stock issued upon settlement of Company Restricted Stock Awards or exercise of Company Options), the Stockholder has full voting power with respect to all of the Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Subject Shares. None of the Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or Lien with respect to the voting of the Subject Shares, except as provided hereunder.

2.5  Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no Action pending against, or, to the knowledge of the Stockholder, threatened against the Stockholder or any of the Stockholder’s properties or assets (including any shares of Common Stock or Company Options beneficially owned by the Stockholder) that could reasonably be expected to prevent or materially delay or impair the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise materially impair the Stockholder’s ability to perform and comply with obligations hereunder.

2.6  Brokers. Except for Lincoln International LLC, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

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Article III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Stockholder that:

3.1  Organization and Qualification. Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization.

3.2  Authority for this Agreement. Each of Parent and Merger Sub has all requisite entity power and authority to comply with, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub have been duly and validly authorized by all necessary entity action on the part of each of Parent and Merger Sub, and no other entity proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.3  Non-Contravention. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation of the transactions contemplated hereby nor compliance by Parent and Merger Sub with any provisions herein will (a) violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority on the part of Parent or Merger Sub, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other legally binding instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets may be bound, or (d) violate any Law or order applicable to Parent or Merger Sub, except as would not, in the case of each of clauses (c), and (d), adversely affect in any material respect Parent’s or Merger Sub’s ability to timely perform its obligations under this Agreement.

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Article IV
ADDITIONAL COVENANTS OF THE STOCKHOLDER

The Stockholder hereby covenants and agrees, that until the valid termination of this Agreement in accordance with Section 5.2:

4.1  No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is validly terminated in accordance with Section 5.2, the Stockholder shall not, directly or indirectly, (a) create or permit to exist any Lien, other than Permitted Liens, on any of the Stockholder’s Subject Shares, (b) transfer, sell (including short sell), assign, gift, hedge, pledge, grant a participation interest in, hypothecate or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of the Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), or (c) take or permit any other action that would in any way restrict, limit, impede, delay or interfere with the performance of, and compliance with, the Stockholder’s obligations hereunder in any material respect, otherwise make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect, or have the effect of preventing or disabling the Stockholder from performing, and complying with, any of the Stockholder’s obligations under this Agreement. If any involuntary Transfer of any of the Stockholder’s Subject Shares shall occur (including, but not limited to, a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement in accordance with its terms. The Stockholder hereby agrees to (i) authorize Parent to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement and (ii) notify Parent as promptly as practicable (and in any event within 48 hours) in writing of the number of any additional shares of Common Stock of which the Stockholder acquires record or beneficial ownership on or after the date hereof.

4.2  No Exercise of Appraisal Rights. The Stockholder forever waives and agrees not to exercise any appraisal rights or dissenters’ rights, including pursuant to Section 262 of the DGCL, in respect of the Stockholder’s Subject Shares that may arise in connection with the Offer or the Merger.

4.3  Disclosure. The Stockholder hereby authorizes Parent and Merger Sub to publish and disclose in any announcement or disclosure required by the SEC or the rules of any national securities exchange and, to the extent required by applicable Law, in the Schedule TO (including all documents and schedules filed with the SEC in connection therewith) and any other required filings under the Securities Act or the Exchange Act or otherwise required by Law, the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement. The Stockholder agrees to promptly provide the Company or Parent with any information regarding the Stockholder that the Company or Parent may reasonably require for the preparation of any such disclosure documents, and the Stockholder agrees to promptly notify the Company and Parent of any required corrections with respect to any such written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent that the Stockholder becomes aware that any such information shall have become false or misleading in any material respect.

4.4  Public Statements. The Stockholder shall not, and shall not authorize or permit any affiliate, director, officer, trustee, employee or partner of such Person or any of its Subsidiaries or any Representative of such Person or any of its Subsidiaries to, directly or indirectly, issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or any other Transaction Document or the Merger, the Offer or any of the other Transactions without the prior written consent of Parent.

4.5  Adjustments. If the outstanding shares of Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, the terms of this Agreement shall apply to the resulting securities.

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4.6  Waiver of Certain Actions. The Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Parent, Merger Sub or any of their respective successors, directors or officers relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or any other Transaction Document or the consummation of the Merger or the other Transactions, including any such claim (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the Merger Agreement or any other Transaction Document (including any claim seeking to enjoin or delay the acceptance of the Offer or the Closing) or (b) alleging a breach of any duty of the Company Board in connection with this Agreement, the Merger Agreement, or any other Transaction Document or any of the transactions contemplated thereby or hereby; provided that the foregoing shall not limit any and all activities by the Stockholder or on behalf of the Stockholder in response to any claims commenced against the Stockholder or the Stockholder’s interest.

4.7  Notices of Certain Events. The Stockholder shall as promptly as practicable notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of the Stockholder set forth in Article II.

4.8  Non-Solicitation. The Stockholder, solely in its capacity as a stockholder of the Company, shall not, and shall not instruct, authorize or knowingly permit any of the Stockholder’s Representatives acting on the Stockholder’s behalf to, directly or indirectly, (a) solicit, initiate, propose, knowingly encourage or induce the making, submission or announcement of, or knowingly induce, encourage, facilitate or assist, any proposal, offer or inquiry that constitutes, or could reasonably be expected to lead to, an Alternative Proposal; (b) participate, enter into or engage in any discussions or negotiations regarding an Alternative Proposal with, or furnish any nonpublic information relating to the Company or its Subsidiaries or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries to any Person (other than Parent, Merger Sub and their Affiliates and Representatives) with respect to any proposal, offer or inquiry that constitutes an Alternative Proposal (except, in each case, solely to notify such Person in response to an unsolicited inquiry that the provisions of Section 6.4 of the Merger Agreement and this Section 4.8 prohibits such discussions or negotiations); (c) approve, endorse, or recommend any inquiry, offer or proposal that constitutes or could reasonably be expected to lead to, an Alternative Proposal; (d) enter into any Alternative Acquisition Agreement; or (e) authorize, propose, resolve, agree or commit to do any of the foregoing.

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Article V
MISCELLANEOUS

5.1  Notices. Any notice required to be given hereunder must be in writing, and will be deemed to have been duly delivered and received hereunder upon delivery after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or immediately if delivered by hand or by e-mail transmission (as long as no notice of failure of delivery is received), in each case addressed as follows:

If to Parent or Merger Sub, to:

c/o Transom Capital Group
100 North Pacific Coast Highway, Suite 1725
El Segundo, CA 90245
Attn:	Conor Davenport
Travis Baker
Russ Roenick
Email:	cdavenport@transomcap.com
tbaker@transomcap.com
rroenick@transomcap.com

with a copy (which shall not constitute notice) to:

Kirkland and Ellis LLP
601 Lexington Avenue
New York, NY 10011
Attn:	Marshall Shaffer, P.C.
Andrew Norwich
Email:	marshall.shaffer@kirkland.com
andrew.norwich@kirkland.com

and

Kirkland and Ellis LLP
333 West Wolf Point Plaza
Chicago, IL 60654
Attn:	Martin A. DiLoreto, Jr., P.C.
Email:	martin.diloreto@kirkland.com

If to the Stockholder, to the address or email address set forth on the Stockholder’s signature page hereto.

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day.

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5.2  Termination. This Agreement shall terminate automatically with respect to the Stockholder, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the termination of this Agreement by written notice from Parent to the Stockholder, (d) the termination or expiration of the Offer, without any shares being accepted for payment thereunder, or (e) any amendment or change to the Merger Agreement or the Offer that is effected without the Stockholder’s consent that decreases the amount, or changes the form, of consideration in an adverse manner to the Stockholder, individually, or the holders of Common Stock, generally, pursuant to the terms of the Merger Agreement (the period from the date hereof through such time being referred to as the “Agreement Period”). Upon the valid termination of this Agreement in accordance with this Section 5.2, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any fraud or any willful and material Breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any valid termination of this Agreement in accordance with this Section 5.2.

5.3  Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4  Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Transactions are consummated.

5.5  Entire Agreement; Assignment. This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of the other parties; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to one or more direct or indirect wholly owned subsidiaries of Parent at any time, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder.

5.6  Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that the Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity, without the requirement of posting bond, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Any and all remedies herein expressly conferred upon Parent and Merger Sub will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or Merger Sub, and the exercise by Parent or Merger Sub of any one remedy will not preclude the exercise of any other remedy.

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5.7  Governing Law; Waiver of Jury Trial.

(a)  This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of, or related to any Dispute, shall be governed by and enforced and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any Dispute shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any Dispute for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Dispute in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Dispute, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the Dispute in such court is brought in an inconvenient forum, (y) the venue of such Dispute is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 5.7 in the manner provided for notices in Section 5.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(b)  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DISPUTE. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 5.7(b). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7(b).

5.8  Descriptive Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

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5.9  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

5.10  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

5.11  Counterparts; Effectiveness. This Agreement and any amendments hereto may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were original signed versions upon the same instrument delivered in person. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other parties (and validly released from escrow, if such signed counterparts were delivered to the other parties in escrow). No party may raise the use of any such electronic delivery or electronic signature as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

5.12  Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule, Article or subsection, without reference to a document, such reference is to a Schedule, Article or subsection to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “herewith” and “hereunder” and words of similar import when used in this Agreement shall, unless otherwise indicated, refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” The word “or” shall have the inclusive meaning represented by the phrase “and/or”. The word “within” with respect to a particular day or date shall mean a period ending at the end of such day or date. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. Each of the parties agrees that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. No summary of this Agreement or any Schedule delivered herewith prepared by or on behalf of any party hereto will affect the meaning or interpretation of this Agreement or such Schedule. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

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5.13  Further Assurances. From time to time at the request of Parent, the Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform its obligations under this Agreement.

5.14  Capacity as Stockholder. The Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not, if applicable, in the Stockholder’s capacity as a director, officer or employee of the Company. Nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement, provided, that, for the avoidance of doubt, nothing herein shall be understood to relieve any party to the Merger Agreement of any obligation under, or of any liability for breach of any provision of, the Merger Agreement.

5.15  Representations and Warranties. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the valid termination of this Agreement in accordance with Section 5.2.

5.16  Stockholder Obligations. Parent and Merger Sub agree that the Stockholder will not be liable for claims, losses, damages, liabilities or other obligations of, or incurred by, the Company resulting from the Company’s breach of the Merger Agreement except to the extent that breach of the Stockholder’s obligations hereunder was also involved in such breach by the Company.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

12

The parties are executing this Agreement on the date set forth in the introductory clause.

PARENT:

Transom Axis AcquireCo, LLC

By:
Name:
Title:

MERGER SUB:

Transom Axis MergerSub, Inc.

By:
Name:
Title:

[Signature Page to Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER:

[●]

By:
Name:

Address:

Email:

[Signature Page to Support Agreement]

Schedule A

Name of Stockholder	Shares of Common Stock	Company Restricted Stock Awards	Company Options

A-1